UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Preliminary Proxy Statement

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Definitive Proxy Statement

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Definitive Additional Materials

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Soliciting Material under §240.14a-12

Strategic Education, Inc.

(Name of Registrant as Specified In Its Charter)
N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Fee paid previously with preliminary materials.

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Fee computed on table in exhibit required by Item 25(b) per Exchange Rules 14a-6(i)(1) and 0-11.

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600
Dear Fellow Stockholder:
You are cordially invited to attend the 2023 Annual Meeting of Stockholders of Strategic Education, Inc. (the “Company”), to be held at 8:00 a.m. (ET) on Wednesday, April 26, 2023, via webcast. At this year’s meeting, you will be asked:
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To elect eleven directors from the nominees named in the attached proxy statement;

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To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm;

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To conduct an advisory vote on the compensation of the named executive officers;

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To conduct an advisory vote on the frequency of stockholder votes on executive compensation; and

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To consider any other matters that may properly come before the meeting.

This booklet includes the formal notice of the meeting and proxy statement. The proxy statement tells you about the agenda and procedures for the meeting. Importantly, it also describes how your Board of Directors operates, gives information about director candidates, and provides information about the Company, including our compensation practices.
Your vote is important. We encourage you to cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend the virtual meeting.
We look forward to having you attend the virtual 2023 Annual Meeting of Stockholders.
Sincerely,
ROBERT S. SILBERMAN
Chairman of the Board
March 13, 2023
Attachment: Financial Summary

FINANCIAL SUMMARY
While all of our historical financial reports and SEC filings are available online, we know it is also helpful to owners to have basic financial and operating data at hand as they analyze material in the proxy statement. Below is selected financial data for the five years ended December 31, 2022. The financial summary provides key information on revenues, expenses, income, diluted earnings per share, and balance sheet strength, with dollar amounts in thousands, except per share data.(1)
	2018	2019	2020	2021	2022
Revenues	$634,185	$997,137	$1,027,653	$1,131,686	$1,065,480
Adjusted revenues(a)	$662,933	$997,137	$1,004,272	$1,135,332	$1,065,480
Expenses	$656,925	$886,605	$918,269	$1,057,774	$994,720
Adjusted expenses(a)	$565,577	$803,015	$791,749	$969,606	$977,138
Income (loss) from operations	$(22,740)	$110,532	$109,384	$73,912	$70,760
Adjusted income from operations(a)	$97,356	$194,122	$212,523	$165,726	$88,342
Net income (loss)	$(15,671)	$81,138	$86,268	$55,087	$46,670
Adjusted net income(a)	$75,077	$147,281	$154,775	$116,626	$60,254
Diluted earnings (loss) per share	$(1.03)	$3.67	$3.77	$2.28	$1.94
Adjusted diluted earnings per share(a)	$4.75	$6.67	$7.03	$4.83	$2.51
Cash, cash equivalents and marketable securities	$386,531	$491,200	$225,336	$298,796	$235,946
Total assets	$1,661,029	$1,789,408	$2,295,807	$2,305,880	$2,161,747
Long term debt	$—	$—	$141,823	$141,630	$101,396
Total liabilities	$235,805	$326,698	$547,488	$591,890	$525,957
Total stockholders’ equity	$1,425,224	$1,462,710	$1,748,319	$1,713,990	$1,635,790

(a)
Represent non-GAAP financial measures which allow for period-over-period comparisons of the Company’s ongoing operations before the impact of certain items. Please see Item 7 of the Company’s 2019 Annual Report on Form 10-K for non-GAAP reconciliations of amounts for 2018-2019 and please see Item 7 of the Company’s 2022 Annual Report on Form 10-K for non-GAAP reconciliations of amounts for 2021 and 2022. Adjusted results for 2021 exclude an adjustment for foreign currency exchange impacts and therefore are not directly comparable to adjusted results previously reported for 2021. Amounts for 2020 are further adjusted in order to evaluate non-equity incentive compensation to exclude the effects of our acquisition of Torrens University and associated assets in Australia and New Zealand discussed below, including our issuance of approximately 2.2 million shares of common stock in August 2020 to fund, in part, the cost of the ANZ acquisition. See Annex 1 for additional information.

Acquisition of Torrens University and Associated Assets in Australia and New Zealand
On November 3, 2020, the Company completed the acquisition of Torrens University and associated assets in Australia and New Zealand (“ANZ”) from Laureate Education Inc., further diversifying the Company’s portfolio and expanding operations internationally. ANZ includes Torrens University, Think Education, and Media Design School, which together provide diversified student curricula to approximately 19,000 students across five industry verticals, including business, hospitality, health, education, and creative technology and design. The Company believes that ANZ represents an attractive portfolio of institutions with a similar focus on innovation, academic outcomes, improved affordability and career

(1)
The information set forth above is unaudited and has been derived from our consolidated financial statements and is qualified by reference to and should be read in conjunction with our consolidated financial statements and notes thereto and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other information included in or incorporated by reference in the Company’s Annual Report on Form 10-K.

advancement as the Company. The Company also believes that ANZ provides an attractive platform for future growth, driven by Australia’s position as an attractive education destination for international students.
Torrens University is the only federally recognized, investor funded university in Australia, offering undergraduate and graduate courses both online and on physical campuses. THINK Education is a vocational registered training organization and accredited higher education provider in Australia, delivering educational programs through multiple colleges based at several campuses throughout Australia. Media Design School is a private tertiary institution delivering creative and technology design qualifications in New Zealand.

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
The 2023 Annual Meeting of Stockholders of Strategic Education, Inc. (the “Company”), will be held virtually via webcast on Wednesday, April 26, 2023, at 8:00 a.m. (ET) for the following purposes:
1.
To elect eleven directors to the Board of Directors from the nominees named in the attached proxy statement to serve for a term of one year or until their respective successors are elected and qualified.

2.
To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.

3.
To conduct an advisory vote on the compensation of the named executive officers.

4.
To conduct an advisory vote on the frequency of stockholder votes on executive compensation.

5.
To consider and act upon such other business as may properly come before the meeting.

THIS NOTICE IS BEING SENT TO COMMON STOCKHOLDERS OF RECORD
AS OF FEBRUARY 28, 2023.
Voting Information — Attending the Annual Meeting Virtually.
Both stockholders of record and stockholders who hold their shares in “street name” will need to register to be able to attend the Annual Meeting by following the instructions below.
If you are a stockholder of record, you must:
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Register at http://www.viewproxy.com/StrategicEducation/2023/htype.asp by 11:59 p.m. (ET) on April 22, 2023. After registering, you will receive an email confirming your registration as well as the password to attend the Annual Meeting.

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On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the link and password you received via email in your registration confirmation.

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You will need the virtual control number included on your proxy card or notice of internet availability if you choose to vote during the virtual meeting.

If your shares are held in “street name,” you must:
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Register at http://www.viewproxy.com/StrategicEducation/2023/htype.asp by 11:59 p.m. (ET) on April 22, 2023. After registering, you will receive an email confirming your registration, as well as the password to attend the Annual Meeting.

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If you would like to vote shares electronically at the Annual Meeting, you will need to obtain a legal proxy from your broker, bank or other nominee and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via email to VirtualMeeting@viewproxy.com) as part of the registration process. After registering, you will receive a virtual control number in the email confirming your registration. Please note that if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting but you will not be able to vote shares electronically at the Annual Meeting.

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On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the link and password you received via email in your registration confirmation.

Voting Information — Voting at the Annual Meeting Virtually.
Whether or not you intend to attend the virtual meeting, we encourage you to cast your vote over the Internet, by telephone, or by completing and returning the previously distributed proxy card before the meeting so that your shares will be represented and voted at the meeting even if you cannot attend the virtual meeting. If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.AALvote.com/STRA during the meeting and registered holders will need the virtual control number included on the proxy card or notice of internet availability, and for shares held in street name you will need the virtual control number assigned in the registration confirmation email.
In our desire to ensure that the virtual meeting provides stockholders with a meaningful opportunity to participate, our stockholders will be able to ask questions of the Company’s Board of Directors and management both at the time of registration and during the Annual Meeting. Stockholders may submit questions during the Annual Meeting by typing them in the question/chat section of the meeting screen. Questions relevant to meeting matters will be answered during the Annual Meeting, subject to time constraints and in accordance with the rules of conduct which will be posted on our Investor Relations page at www.strategiceducation.com. We will also post on our Investor Relations page responses to questions relevant to meeting matters that are not answered during the Annual Meeting due to time constraints.
We will have technicians available to assist you with any technical difficulties you may have accessing the Annual Meeting live audio webcast. Please be sure to check in by 7:30 a.m. (ET) on April 26, 2023, the day of the Annual Meeting, so we may address any technical difficulties before the Annual Meeting live audio webcast begins. If you encounter any difficulties accessing the Annual Meeting live audio webcast during the check-in or meeting time, please email Virtualmeeting@viewproxy.com or call 866-612-8937.
By Order of the Board of Directors
Lizette B. Herraiz
Secretary
Herndon, Virginia
March 13, 2023

STRATEGIC EDUCATION, INC.
2303 Dulles Station Boulevard
Herndon, VA 20171
(703) 561-1600
PROXY STATEMENT
Annual Meeting of Stockholders
April 26, 2023
This proxy statement is being furnished to holders of the common stock of Strategic Education, Inc. (the “Company”), 2303 Dulles Station Boulevard, Herndon, Virginia 20171, in connection with the solicitation on behalf of the Board of Directors of the Company (the “Board”) of proxies to be voted at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”). The Annual Meeting will be held at 8:00 a.m. (ET) on Wednesday, April 26, 2023, via webcast.
The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company’s common stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by the Company by mail or by personal interview, telephone and facsimile by directors, officers and other management employees of the Company, who will receive no additional compensation for their services. The Company has also retained Alliance Advisors, LLC to provide proxy solicitation services for a fee of approximately $12,500 plus reimbursement of its out-of-pocket expenses.
Any stockholder submitting a proxy pursuant to this solicitation may revoke it at any time prior to the Annual Meeting by giving written notice of such revocation to the Secretary of the Company at the Company’s headquarters at 2303 Dulles Station Blvd., Herndon, Virginia 20171, providing a later dated proxy, or by attending the virtual meeting and voting virtually. Attending the Annual Meeting virtually will not automatically revoke a stockholder’s prior proxy.
We began making this proxy statement, the Notice of Annual Meeting of Stockholders and the enclosed proxy card available on or about March 13, 2023 to all stockholders entitled to vote. At the close of business on February 28, 2023, the record date for the Annual Meeting, there were 24,590,980 shares of the Company’s common stock outstanding and entitled to vote at the meeting. Only common stockholders of record on February 28, 2023 will be entitled to vote, and each share will have one vote.
Voting Information
Alliance Advisors, LLC has been engaged as our independent agent to receive and tabulate votes at the Annual Meeting. A majority of the shares entitled to vote will constitute a quorum for purposes of the Annual Meeting. Under the Company’s Bylaws, to be elected at the Annual Meeting, a nominee for election to the Board of Directors (Proposal 1) must receive a majority of the votes cast for his or her election at the Annual Meeting. Ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 2), approval of the advisory vote on the compensation of our named executive officers (Proposal 3), and approval of any other business which may properly come before the Annual Meeting, or any adjournments thereof, will require the affirmative vote of a majority of the votes cast at the Annual Meeting. With respect to the frequency of the advisory vote on executive compensation (Proposal 4), the choice receiving the greatest number of votes — every year, every two years or every three years — will be the frequency that stockholders will be deemed to have approved. Abstentions and broker non-votes will have no effect on the outcome of any matter at the Annual Meeting, including the election of directors. Proposals 2, 3 and 4 are advisory only, and as discussed in more detail below, the voting results are not binding, although the Board of Directors will consider the results of such proposals.
You may cast your vote over the Internet, by telephone, or by completing and returning the enclosed proxy card. Proxies properly executed and received by the Company prior to the meeting and not revoked will be voted as directed therein on all matters presented at the meeting. In the absence of specific direction from a stockholder, proxies will be voted for the election of all named director nominees, in favor of Proposals 2 and 3, and for the choice of one (1) year for Proposal 4. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum.
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDERS MEETING TO BE HELD ON APRIL 26, 2023
The Notice of Annual Meeting, Proxy Statement and Annual Report are available free of charge at http://www.viewproxy.com/StrategicEducation/2023.

PROPOSAL 1
Election of Directors
We are requesting that the stockholders elect eleven members to the Board of Directors at the Annual Meeting to serve until the 2024 Annual Meeting. Kevin Gilligan, who has served on the Board since the Company merged with Capella Education Company in 2018, will retire at the Annual Meeting and will not be renominated. Accordingly, the Board has voted to reduce its size from twelve directors to eleven effective at the Annual Meeting.
The Board of Directors has adopted a Majority Vote Policy for director elections. Under this policy, in the case of uncontested elections, each director is elected by a majority of the votes cast with respect to the director. Any director who fails to receive the requisite majority vote would be required to promptly offer his or her resignation and the Board, following the recommendation of the Nominating and Corporate Governance Committee (the “Nominating Committee”), would have up to 90 days to decide whether to accept such offer, during which time the director nominee would continue to serve on the Board as a “holdover” director. A copy of this policy is available on our website at www.strategiceducation.com.
The Nominating Committee regularly performs an assessment of the skills, experience and perspectives needed on the Board to properly oversee management and protect the interests of long-term stockholders. To that end, the Nominating Committee reviews both the short- and long-term strategies of the Company to determine what current and future skills, experience and perspectives are required of the Board as a whole to appropriately exercise its oversight function. As part of its thoughtful Board refreshment and succession plan, the Nominating Committee also seeks to maintain an appropriate mix of short-, medium- and long-term directors to ensure that there is a balance between institutional knowledge and fresh perspectives. To achieve this balance, five new independent directors have been appointed to the Board in the last five years.
The Nominating Committee considers many factors when evaluating candidates for the Board. The most important are true independence, business savvy, a stockholder orientation, and genuine interest in the Company. By true independence we mean the willingness to challenge a forceful, talented CEO and management team even against the backdrop of their excellent track record. Candidates with this trait are both very valuable and hard to find — they are inevitably of the highest character and integrity. Commercial or business savvy is also crucial — the combination of these is critical to ensure independent oversight of management. The Nominating Committee strives for the Board to be comprised of directors with a diversity of experience, expertise, and personal backgrounds. The Nominating Committee considers each prospective director’s skills, specialized expertise, level of education, business experience, broad-based business acumen, experience at strategy development and policy-setting, and direct ownership of the Company’s shares.
The Nominating Committee also focuses on the prospective director’s understanding that maintaining the high academic quality of the educational programs offered by the Company’s subsidiaries, including two U.S.-based accredited institutions, Strayer University and Capella University, as well as the Company’s more recently acquired Australia-based Torrens University, is central to maintaining and growing the Company’s value. It is perhaps obvious, though worth noting, that the criteria for service on the Boards of Trustees of Strayer University and Capella University, and on the Board of Directors of Torrens University, while sharing some of the same criteria as the Company, are different, and that it is important to have some individuals who can serve on both the Company’s Board and a university board effectively. Depending upon the current needs of the Board, certain factors may be weighed more or less heavily by the Nominating Committee.
In considering candidates for the Board, the Nominating Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met. However, the Nominating Committee does believe that all members of the Board should have the highest character and integrity; a track record of working constructively with others; sufficient time to devote to Board matters; and no conflict of interest that would interfere with performance as a director. In addition, the Nominating Committee believes that the ability of individual Board members to work constructively together is a key element of Board effectiveness. The outcome of our director nomination process is a suite of directors who contribute varied expertise and experience, as well as diversity of thought, backgrounds and perspectives as well as gender and race/ethnicity. Our Board Diversity Matrix is available on our website at www.strategiceducation.com.
The Nominating Committee will consider recommendations from common stockholders that are submitted in writing to the Company, provided that such common stockholders (i) beneficially own more than 5% of the Company’s common stock or (ii) have beneficially owned more than 1% of the Company’s common stock for at least one year. Stockholders meeting such criteria may recommend candidates for consideration by the Nominating Committee by writing to Ms. Lizette B. Herraiz, Corporate Secretary, Strategic Education, Inc., 2303 Dulles Station Blvd., Herndon, Virginia 20171, giving the candidate’s name, contact information, biographical data and qualifications, as well as any evidence that the stockholder satisfies the criteria set forth above. On an annual basis the Board solicits its largest and longest holding stockholders for recommendations on nominees to serve on the Board. All such recommendations will be treated confidentially and brought to the attention of the Nominating Committee in a timely fashion. The Nominating Committee does not evaluate candidates differently based on who has made the proposal or recommendation.
Once it has been determined that a candidate meets the Board’s initial criteria, there is a selection process which may include, but not be limited to, background and reference checks and interviews with not only the Nominating Committee but other Board members, executive management and other professionals such as the Company’s auditors or outside counsel, as deemed necessary. Stockholders who wish to formally nominate a director for election at an annual meeting of the stockholders of the Company must also comply with the Company’s Bylaws regarding stockholder proposals and nominations. See “Stockholder Proposals and Nominations” contained in this proxy statement.

The Board of Directors recommends that stockholders vote “For” the nominees listed below. The following table and text presents information as of the date of this proxy statement concerning persons nominated for election as directors of the Company.
Nominees for Directors
Name/Title	Age	Board Committees Following Annual Meeting	Independent Director	Year first elected to Strategic Board
Robert S. Silberman, Executive Chairman	65	—		2001
Dr. John T. Casteen, III,(a) Director	79	Nominating (Chair)	✓	2011
Dr. Charlotte F. Beason, Director	75	Nominating	✓	1996
Rita D. Brogley, Director	57	Compensation (Chair)	✓	2018
Robert R. Grusky, Director	65	Audit*	✓	2001
Jerry L. Johnson, Director	52	Compensation	✓	2021
Karl McDonnell, Chief Executive Officer & Director	57	—		2011
Dr. Michael A. McRobbie, Director	72	Compensation	✓	2021
William J. Slocum, Director	45	Audit*	✓	2021
Michael J. Thawley,(b) Director	72	Nominating	✓	2022
G. Thomas Waite, III, Director	71	Audit (Chair)*	✓	1996

(a)
Dr. Casteen is presently serving as the Board’s Presiding Lead Independent Director.

(b)
Mr. Thawley was identified as a candidate by the Executive Chairman, and unanimously elected to the Board of Directors, upon the recommendation of the Nominating Committee, with service beginning on September 9, 2022.

*
Audit Committee Financial Expert as defined by SEC rules, based on their education, experience, and background.

Mr. Robert S. Silberman has been a Director of the Company since March 2001. He was Chairman of the Board from February 2003 to 2013 and Chief Executive Officer from March 2001 to 2013. Mr. Silberman was named Executive Chairman of the Board in 2013. From 1995 to 2000, Mr. Silberman served in a variety of senior management positions at CalEnergy Company, Inc., including as President and Chief Operating Officer. From 1993 to 1995, Mr. Silberman was Assistant to the Chairman and Chief Executive Officer of International Paper Company. From 1989 to 1993, Mr. Silberman served in several senior positions in the U.S. Department of Defense, including as Assistant Secretary of the Army. He serves as Chairman of the Board of Directors of Par Pacific Holdings, and served on the Board of Directors of Twenty-First Century Fox, Inc. from 2013 to 2019 and as Lead Director of the Board of Covanta Holding Company from 2016 to 2021. He is a member of the Council on Foreign Relations. Mr. Silberman holds a bachelor’s degree in history from Dartmouth College and a master’s degree in international policy from The Johns Hopkins University.

Mr. Silberman has been a driving force behind the growth of the Company. He leads the Board with a deep appreciation of the Company’s history, a focused strategic vision for its future, and a broad understanding of the economic, regulatory, and demographic factors affecting the Company. The Nominating Committee believes that based on his experience and expertise in business management, leadership of large organizations, financial management, public policy, governmental affairs, academic policy, educational leadership, and stewardship of stockholder capital, Mr. Silberman should serve as a director of the Company.

Dr. John T. Casteen, III is the President Emeritus and a retired University Professor and Professor of English at the University of Virginia, where he taught courses in literature, cultural history, and public policy. He served as President of the University of Virginia from 1990 through 2010. He was President of the University of Connecticut from 1985 to 1990. From 1982 to 1985, Dr. Casteen served as the Secretary of Education for the Commonwealth of Virginia. He has chaired the boards of both the College Entrance Examination Board and the Association of American Universities. Dr. Casteen served on the board of directors of Altria Group, Inc. from 2010 to 2022. Dr. Casteen has been a member of the Board since 2011, and is the Chair of the Nominating Committee of the Board. Dr. Casteen holds a bachelor’s degree, master’s degree and a Ph.D. in English from the University of Virginia, as well as several honorary degrees, including degrees from the Universities of Athens (Greece) and Edinburgh (Scotland) and two community colleges in Virginia. Dr. Casteen presently serves as the Presiding Lead Independent Director. The Nominating Committee believes that based on his experience and expertise in educational leadership, educational policy, academic affairs, and government affairs, Dr. Casteen should serve as a director of the Company.

Dr. Charlotte F. Beason is a consultant in education and health care administration. She was Executive Director of the Kentucky Board of Nursing from 2005 to 2012. From 2000 to 2003, Dr. Beason was Chair and Vice Chair of the Commission on Collegiate Nursing Education (an autonomous agency accrediting baccalaureate and graduate programs in nursing). From 1988 to 2004, Dr. Beason was with the Department of Veterans Affairs, first as Director of Health Professions Education Service and the Health Professional Scholarship Program, and then as Program Director, Office of Nursing Services. Dr. Beason has served on our Board since 1996 and is a member of the Nominating Committee. She is also Chairwoman of the Strayer University Board of Trustees, and serves on the Board of Trustees of Berea College. Dr. Beason holds a bachelor’s degree in nursing from Berea College, a master’s degree in psychiatric nursing from Boston University and a doctorate in clinical psychology and public practice from Harvard University. Dr. Beason’s record of leadership in education, accreditation, and public administration provides the Board with insight and experience in building and maintaining the quality of Strayer University. The Nominating Committee believes that based on her experience and expertise in academic matters, educational policy, organizational administration, and governmental affairs, Dr. Beason should serve as a director of the Company.

Ms. Rita D. Brogley is an experienced executive and entrepreneur in both early stage and large public companies. From 2016 to 2019 Ms. Brogley was the Head of Global Enterprise Partnerships for Facebook’s Messaging Platforms. Prior to that, Ms. Brogley served as President and CEO of MyBuys, a marketing technology company, from 2012 until its merger with Magnetic in 2015. From 2008 to 2011, Ms. Brogley was the CEO of Amadesa, a technology provider of website testing and optimization, and from 2000 to 2002, she served as the President and CEO of Moxi Digital, a digital home software and hardware company. Ms. Brogley served as Director of Business Development and Marketing Europe for Microsoft TV from 1997 to 2000 and was a management consultant with Bain and Company from 1995 to 1997. Ms. Brogley presently serves on the Board of Trinity Health, a healthcare system with headquarters in Michigan, and is the Chair of its Audit Committee, and on the Board of Narvar, Inc. Ms. Brogley served on the Board of Capella Education Company from 2014 until her appointment to the Board of Strategic Education, Inc. on August 1, 2018. She is the Chair of the Compensation Committee of the Board. Ms. Brogley holds a bachelor’s degree in industrial engineering from Northwestern University and a master’s degree in business administration from the Harvard Business School. The Nominating Committee believes that based on her experience as an executive and entrepreneur in both early state and large public companies, and given her vast knowledge of strategy, business development and analytics, Ms. Brogley should serve as a director of the Company.

Mr. Robert R. Grusky is the Founder and has been the Managing Member of Hope Capital Management, LLC, an investment manager, since 2000. He co-founded New Mountain Capital, LLC, a private equity firm, in 2000, was a Principal and Member from 2000 to 2005, and a Senior Advisor from 2005 to 2019, and has served as a member of the Executive Leadership Council since then. From 1998 to 2000, Mr. Grusky served as President of RSL Investments Corporation. From 1985 to 1997, with the exception of 1990 to 1991 when he was on a leave of absence to serve as a White House Fellow and Assistant for Special Projects to the Secretary of Defense, Mr. Grusky served in a variety of capacities at Goldman, Sachs & Co., first in its Mergers & Acquisitions Department and then in its Principal Investment Area. He also serves on the Board of Directors of AutoNation, Inc. Mr. Grusky has served on our Board since 2001, and is on the Audit Committee. He holds a bachelor’s degree in history from Union College and an MBA from Harvard Business School. The Nominating Committee believes that Mr. Grusky’s owner orientation, understanding of the financial markets and his extensive experience as an investment manager and executive are tremendous assets to the Board and that he should serve as a director of the Company.

Mr. Jerry L. Johnson currently serves as a Partner at the Halifax Group, a private investment company, and has worked with Halifax Group as an Operating Executive since 2020. Mr. Johnson was previously Senior Vice President of Strategy, Corporate Development and Investor Relations at EnPro Industries, a manufacturer of proprietary engineered products. Mr. Johnson is a founding member and previously served as a Partner at RLJ Equity Partners since 2007. His career also includes service as a White House Fellow, and as a management consultant at McKinsey & Company. Mr. Johnson previously served on the Board of Directors of Command Security Corporation from 2017 through February of 2019. Mr. Johnson graduated from the University of Tennessee with a bachelor’s degree in chemical engineering, holds an MBA from Harvard Business School, and serves on The Council of Foreign Relations. Mr. Johnson has served on our Board since January 2021, and serves on the Compensation Committee. The Nominating Committee believes that based on his experience in finance, corporate development, investment, and general management, Mr. Johnson should serve as a director of the Company.

Mr. Karl McDonnell was named Chief Executive Officer of the Company in May 2013, and served as President and Chief Operating Officer from 2006 to 2013. Prior to joining the Company, Mr. McDonnell served as Chief Operating Officer of InteliStaf Healthcare, Inc., one of the nation’s largest privately-held healthcare staffing firms. Prior to his tenure at InteliStaf, he served as Vice President of the Investment Banking Division at Goldman, Sachs & Co. Mr. McDonnell has held senior management positions with several Fortune 100 companies, including The Walt Disney Company. Mr. McDonnell has served on the Board since 2011. Mr. McDonnell holds a bachelor’s degree from Virginia Wesleyan College and a master’s degree in business administration from Duke University. The Nominating Committee believes that based on his experience and expertise in general management, leadership of large organizations, financial management and human capital development, Mr. McDonnell should serve as a director of the Company.

Dr. Michael A. McRobbie serves as University Chancellor, President Emeritus, and University Professor at Indiana University (IU). He previously served as the 18th President of IU, one of the largest universities in the U.S., from July 1, 2007 until his retirement on June 30, 2021. Dr. McRobbie served as a vice chair of the board of directors of Indiana University Health System until his retirement from IU. A native of Australia, Dr. McRobbie holds a bachelor of arts degree with first class honors from the University of Queensland, and a Ph.D. from Australian National University. Dr. McRobbie joined the Board in July of 2021 and serves on the Compensation Committee. The Nominating Committee believes that based on his experience and expertise in higher education and with education policy, as well as his familiarity with the Australian education and political system, Dr. McRobbie should serve as a director of the Company.

Mr. William J. Slocum is a partner of Inclusive Capital Partners, L.P., an investment manager founded in 2020 focused on companies solving environmental and social challenges through for-profit business models. Mr. Slocum has served as a director of Ingevity Corporation since 2022. Previously, he was a portfolio manager at Golden Gate Capital, which he joined in 2011. Mr. Slocum led public-equity investments for the Golden Gate Capital Opportunity Fund and for the Emerald Gate Equities Portfolio, employing a concentrated, long-term approach across the firm’s industry verticals. In addition to his portfolio management role, he served on Golden Gate Capital’s private-equity investment review committee, and on the board of managers and compensation committee of Williston Financial Group, a title insurance and real-estate technology company licensed in 49 states. Prior to joining Golden Gate Capital, Mr. Slocum worked as a vice president at ValueAct Capital Management. Before ValueAct, Mr. Slocum worked in private equity at Parthenon Capital Partners and in strategy consulting at Bain & Company. Mr. Slocum was elected to the Board in April of 2021, and serves on the Audit Committee. Mr. Slocum earned a BA in economics and graduated magna cum laude from Williams College, where he was inducted into Phi Beta Kappa, and he earned an MBA, with distinction, from Harvard Business School. The Nominating Committee believes that based on his role at one of the Company’s largest stockholders, as well as his experience as a portfolio manager, managing investments and as a strategic consultant, Mr. Slocum should serve as a director of the Company.

Mr. Michael J. Thawley most recently served as Vice Chairman of Capital Group International, part of Capital Group Companies, which is a fund management company with over $2 trillion under active management, having retired from that position on August 31, 2022. He continues to serve as Vice Chairman of Capital International Fund. He previously held several senior positions in the Australian government, including Secretary of the Department of the Prime Minister and Cabinet from 2014 through 2016. He served as Australia’s ambassador to the United States from 2000 to 2005. Mr. Thawley entered the Australian foreign service in 1972 and served at embassies throughout the world. Mr. Thawley was born in London and was educated at Australian National University and Surrey University. He was appointed an officer in the Order of Australia in 2006 for services advancing Australia’s strategic and economic interests. He has served on the Board since September 2022 and serves on the Nominating Committee. The Nominating Committee believes that based on his experience at high levels of government, his experience with financial management and general management, his understanding of the perspectives of institutional investors, his business acumen, and his familiarity with the Australian political system, Mr. Thawley should serve as a director of the Company.

Mr. G. Thomas Waite, III, now retired, was the Treasurer and Chief Financial Officer of the Humane Society of the United States from 1997 until January 2020. Prior to that, he served as Controller beginning in 1993. In 1992, Mr. Waite was the Director of Commercial Management of The National Housing Partnership. Mr. Waite has served on the Board since 1996, is Chair of the Audit Committee, and is a former member of the Strayer University Board of Trustees. Mr. Waite holds a bachelor’s degree in commerce from the University of Virginia and is a Certified Public Accountant, and a Chartered Global Management Accountant. Mr. Waite has extensive experience as a leader in philanthropy and the non-profit sector, which is the Company’s indispensable partner in fulfilling our mission of providing quality education to working adults. His experience as a chief financial officer brings to the Board a seasoned voice in matters of accounting and governance that is a tremendous asset to the Board and the committee on which he serves. The Nominating Committee believes that based on his experience and expertise in financial matters, accounting and audit, and educational management, Mr. Waite should serve as a director of the Company.

Director Compensation
Director compensation is designed to:
•
Align with long-term stockholder interests;

•
Ensure the Company can attract and retain outstanding director candidates who meet the criteria outlined in this proxy statement;

•
Recognize the time commitments necessary to oversee the Company; and

•
Support the independence of thought required for a director to oversee the creation of sustainable stockholder value.

The Nominating Committee reviews non-employee director compensation regularly and the resulting recommendations are presented to the full Board for discussion and approval. Current director compensation is as follows:
•
Annual Retainer.   In April 2021, after extensive review and recommendation by the Nominating Committee, outside director compensation was increased for the first time since 2010. Since April 2021, each eligible director is paid an annual fee of $200,000. At least 60% (or $120,000) of the annual fee must be paid in shares of restricted stock of the Company to ensure the alignment of the interests of directors with those of long-term stockholders. Restricted stock is issued to directors on the date of the annual meeting as part of their annual retainer. The restricted shares vest over three years, with one-third of the shares vesting each year on the date of the annual meeting. Directors may choose to receive the remaining 40% of their annual retainer ($80,000) in either restricted stock or in cash, paid in quarterly installments. Prior to this change, the annual fee was $150,000, with 50% paid in shares of restricted stock and the remainder paid as a cash retainer. In the event any director retires or resigns from the Board, the Board of Directors may, in its discretion, waive the remaining vesting period(s) for all or any portion of unvested restricted shares, provided that the departing director has served at least five years on the Board.

•
Additional Fees.   The Presiding Lead Independent Director receives an additional annual fee of $10,000. The Audit Committee Chair receives an additional annual fee of $15,000, and the Nominating Committee and Compensation Committee Chairs receive an additional annual fee of $10,000 each. Members of the Audit Committee receive an additional annual fee of $5,000. The Board may also approve additional fees for other board-related service.

•
Reimbursement of Expenses.   Directors are reimbursed for out-of-pocket expenses incurred in connection with their attendance at Board and Committee meetings.

As described above, a significant portion of director compensation is paid in restricted stock to align director compensation with the long-term interests of stockholders. While on the Board, non-employee directors receive the same cash dividends on restricted shares as a holder of common stock should they be declared and paid in the future.
The following table sets forth compensation for each non-employee director for the fiscal year ended December 31, 2022. Messrs. Silberman and McDonnell do not receive any additional compensation for their service as directors of the Company. Information regarding the compensation for Messrs. Silberman and McDonnell is reflected in the “Summary Compensation Table” set forth below in this proxy statement.
Director Compensation Table
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Total ($)
Dr. John T. Casteen, III(b)	92,500	120,000	212,500
Dr. Charlotte F. Beason	80,000	120,000	200,000
Rita D. Brogley	90,000	120,000	210,000
Nathaniel C. Fick(c)	73,750	120,000	193,750
J. Kevin Gilligan(d)	85,000	120,000	205,000
Robert R. Grusky	81,250	120,000	201,250
Jerry L. Johnson	80,000	120,000	200,000
Dr. Michael A. McRobbie	80,000	120,000	200,000
William J. Slocum	85,000	120,000	205,000
Michael J. Thawley	20,000	75,000	95,000
G. Thomas Waite, III	87,500	120,000	207,500

(a)
Amounts represent the aggregate grant date fair value determined based on the closing price of the Company’s stock on the grant date in accordance with FASB ASC Topic 718.

(b)
Dr. Casteen is presently serving as the Board’s Presiding Lead Independent Director.

(c)
Mr. Fick resigned from the Board on September 16, 2022, after the U.S. Senate confirmed his nomination to serve as the first U.S. Ambassador at Large for Cyberspace and Digital Policy at the U.S. Department of State.

(d)
Mr. Gilligan has not been nominated for re-election at the 2023 Annual Meeting of Stockholders.

The following table sets forth the number of outstanding stock awards held by each non-employee director at December 31, 2022.
Outstanding Stock Awards Table
Name	Shares of Unvested Restricted Stock (#)
Dr. John T. Casteen, III	2,861
Dr. Charlotte F. Beason	2,861
Rita D. Brogley	2,861
Nathaniel C. Fick(a)	—
J. Kevin Gilligan(b)	2,861
Robert R. Grusky	2,861
Jerry L. Johnson	2,779
Dr. Michael A. McRobbie	2,601
William J. Slocum	2,695
Michael J. Thawley	1,119
G. Thomas Waite, III	2,861

(a)
Mr. Fick resigned from the Board on September 16, 2022, after the U.S. Senate confirmed his nomination to serve as the first U.S. Ambassador at Large for Cyberspace and Digital Policy at the U.S. Department of State. All unvested shares of restricted stock held by Mr. Fick were forfeited upon his resignation.

(b)
Mr. Gilligan has not been nominated for re-election at the 2023 Annual Meeting of Stockholders.

Board Leadership Structure
Our Board regularly reviews its leadership structure and evaluates whether any change to the structure is warranted. The leadership structure of the Company has varied over time as the demands of the business, the composition of the Board, and the ranks of our senior executives have changed, and the Board has utilized this flexibility to establish the most appropriate structure at any given time. At present, our Board is comprised of nine independent directors, as independence is defined under the Nasdaq Listing Standards, along with our Executive Chairman and our Chief Executive Officer (“CEO”), with the Board determining that the interests of stockholders are best served by operating with the Chair of the Board remaining separate from the Chief Executive Officer.
In line with our Corporate Governance Principles, Dr. Casteen, an independent director, was elected by the Board to serve as the Presiding Lead Independent Director in November 2022. As Presiding Lead Independent Director he presides at meetings of the Board of Directors with only independent directors, i.e., without the Executive Chairman and the CEO present, at least quarterly (at each regularly scheduled Board meeting) and solicits candid feedback on the Executive Chairman’s and the CEO’s performance. The Presiding Lead Independent Director serves as the principal liaison on Board issues between the independent directors and the Executive Chairman and has the authority to:
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Call meetings of the independent directors,

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Approve information provided to the Board to ensure its quality and quantity, and

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Consult and communicate with stockholders.

Stockholder Outreach
The Board of Directors is committed to stockholder outreach and values feedback received from our stockholders. Throughout 2022, the Company continued its practice of year-round stockholder engagement. This engagement helped us better understand stockholder perspectives on significant issues, including company performance and strategy, our compensation practices, and environmental, social, and governance topics. We had substantial discussions with representatives from 34 different institutional investors, who collectively own approximately 11.1 million shares or 45% of the Company’s outstanding shares as of the record date. As appropriate, independent directors, executive directors, and certain executives participated in these discussions. The feedback received during these conversations were conveyed to the Board and served as a key input to Board and Committee discussions and decisions.
In response to stockholder preference for an independent Presiding Director, the Board elected Dr. Casteen, an independent director with significant institutional knowledge, as Presiding Lead Independent Director. Also, in line with stockholder preference for ensuring appropriate board composition and refreshment, the Board appointed Mr. Thawley to the Board, the fifth new independent director added to our Board in the last five years.
Environmental, Social and Governance (“ESG”) Considerations
The Company is committed to environmentally and socially responsible business practices, as well as sound governance practices. The Company continues to maintain a Corporate Responsibility page on its corporate website to highlight ESG related information for easy reference by investors and ESG-rating agencies. This approach has resulted in positive stockholder feedback. This resource is available at https://www.strategiceducation.com/about/corporate-responsibility/default.aspx. Nothing on our website, including our Corporate Responsibility page, shall be deemed incorporated by reference into this proxy statement.
Environmental Focus
The Company’s mission is to create economic mobility for working adults through innovative learning programs. In our pursuit of this mission, we maintain physical locations to support our employees and students and are committed to managing these facilities in a manner that minimizes the environmental impact in the communities where we work and live. The Company strives to uphold environmental practices that reduce risks from energy consumption, greenhouse gas emissions, water usage, and waste generation.
The Company is reducing the physical footprint of corporate offices and campuses, which reduces energy consumption, water usage, and waste generation:
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The Company has achieved a goal of reducing the size of its overall footprint by more than 25% compared to the square footage occupied in 2020 by implementing more efficient workspace design and eliminating underused campus facilities.

The Company seeks to reduce energy consumption, including from non-renewable energy resources:
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Strayer University and Capella University offer robust online curriculums, with the majority of instruction delivered online at Stayer University and 100% of instruction delivered online at Capella University. This online curriculum gives students the ability to access and complete coursework online, reducing the need for physical space and commuting, which in turn reduces energy and water usage, greenhouse gas emissions, and waste generation;

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Much of our workforce is accustomed to working remotely, again reducing the need for physical space and commuting, which in turn reduces energy and water usage, greenhouse gas emissions, and waste generation;

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Our Minneapolis, Minnesota corporate office is located within a LEED Gold certified building (Leadership in Energy and Environmental Design), which is a U.S. Green Building Council certification;

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Our Herndon, Virginia corporate office is located in a building that is benchmarked within the ENERGY STAR program, which is a joint program of the U.S. Environmental Protection Agency and the U.S. Department of Energy focused on protecting the environment through energy efficient products and practices;

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Torrens University Australia is a part of the Tech Central Sustainability Collaborative Partners Group focused on developing opportunities to improve sustainability;

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Our Media Design School campus in Auckland, New Zealand is located in a 6 Star Green Star rated building, which represents leadership in environmentally sustainable building practices;

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The Company is investing in energy-saving interior design options, including updated lighting packages with more efficient LED lighting; occupancy sensors to reduce energy consumption in areas that are not being used; and programmable heating and cooling systems that will only run during operating hours;

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Within campus locations, many property management teams are equipping spaces with energy-saving features including more efficient LED lighting, motion sensor lighting, and energy efficient HVAC systems; and

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As a provider of online education, data centers are a critical component of business operations. One of the Company’s largest data center power usages is from a data center powered entirely by renewable wind energy.

The Company seeks to reduce greenhouse gas emissions:
•
In an effort to focus on alternative, green-commuting options, employees are encouraged to consider public transportation. For employees in Minneapolis, Minnesota, the Company covers a portion of public transit costs as an employee benefit;

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Vehicle charging stations were installed at the corporate office in Herndon, VA to support employees that choose to utilize or purchase alternative fuel vehicles;

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Many city campus locations are located near mass transportation options; and

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All campuses in Australia and New Zealand are located near a city center and public transportation hubs.

The Company seeks to reduce water usage:
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Our Herndon, Virginia and Minneapolis, Minnesota corporate offices and many campus locations, including Australia and New Zealand campuses, use water efficient fixtures to decrease the amount of water usage.

The Company seeks to reduce waste generation from business operations:
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The Company has recycling programs within operations in the U.S., Australia, and New Zealand to encourage employees to recycle products, including a national contract with a document management company which provides corporate and campus locations with shredding bins on-site to allow business materials to be recycled. Between January 2021 and December 2022, the Company securely recycled approximately 50 U.S. short tons of paper resulting in significant environmental benefits, including benefits from not having to generate new paper.

Additional efforts to reduce environmental impacts include:
•
The Company utilizes green cleaning products at both the Herndon, Virginia and Minneapolis, Minnesota corporate offices to reduce impacts to the environment;

•
Within certain campus locations, janitorial companies also use green cleaning products to reduce impacts to the environment; and

•
Torrens University Australia, Think Education, and Media Design School are Certified B Corporations, meaning they meet high standards of verified performance, accountability, and transparency on factors including supply chain practices and overall environmental sustainability.

Our environmental policy can be found at the website referenced above.
Social Focus
Strategic Education’s mission is to help its students improve their lives. No company could have a more real or important social focus. We are stewards of academic institutions which have demonstrated their success at that mission over decades. Our institutions provide the opportunity to earn post-secondary university degrees to students who otherwise may not have such opportunity. Our institutions focus on serving working adults and other populations which are underserved by traditional academia. Of the 95,000 students we educated world wide in 2022, approximately 66% were older than age 30, 75% were female, and roughly half were ethnic minorities. Our track record of achievement in this area since our founding in 1892 is self-evident.
We believe that not just our students, but also their families and the communities they live in, are significantly benefited by our academic programs. However, in order to create the social benefit and economic mobility for our students, our academic degrees must both be, and be perceived to be, of high academic quality and rigor. To that end, all three of our Universities hold the highest possible academic accreditation in their respective countries and jurisdictions.
In addition, since the students we serve do not generally have the level of family financial resources which students at traditional universities typically do (our students are more likely to be parents themselves, than have parents who are funding their tuition), we know that in addition to making our degrees academically rigorous, we must also make them financially affordable. Therefore, two of our social focuses are to first, reduce the cost of our tuition, and second, reduce the amount of debt our students incur to finance their tuition.
Between 2010-2011 and 2020-2021 (the latest date for which data is available), the average cost of tuition across our U.S. institutions has declined 15%, compared to an increase of 30% across the U.S. In 2020-2021, the average cost of tuition and fees for one of our bachelor’s degrees was $44,000, and for a master’s degree was $25,100, compared to an estimated national average of $66,500, and $39,500 respectively in traditional academia. Our ongoing investments in technology and other productivity enhancements enable this remarkable track record of price discipline.
However, while holding down the absolute cost of our tuition is an important achievement, we also seek to lower the debt burden of our students by helping to shift the source of their educational funding away from government issued debt towards employer paid benefit programs. We do that through our Workforce Edge segment, which enters into agreements with employers on behalf of our students. The social benefit of this effort is evidenced by the declining level of average U.S. Title IV funding per earned credit in our U.S. institutions, which has declined 24% from $520 in 2019 to $395 in 2022.
We recognize that our employees are our most important asset. Further, as an education company, continuous learning is part of our DNA. In addition to providing high quality higher education programs through our universities, we recognize that these educational opportunities can be beneficial and of enormous value to our employees as well. The Company provides opportunities for eligible employees and dependents to attain and enhance their career goals through our Tuition Assistance Program, which provides generous financial support for undergraduate and graduate courses at Strayer University, Capella University, the Jack Welch Management Institute at Strayer University, and continuing education through Sophia. In addition, the Company provides support for faculty members and employees seeking to enhance their skills and knowledge through professional development opportunities and continuing education. We focus on ensuring our employees maintain a healthy work-life balance, and a healthy living lifestyle. The Company invests in our employees by offering benefits that help them take care of themselves and their families. In addition to medical and financial savings benefits and tuition assistance mentioned above, the Company also provides generous paid time off, a wellness plan, paid parental and military leave, as well as giving back and volunteer time.
In summary, SEI exists to increase the upward economic mobility of an academically underserved population through education. By doing so we help to diminish income inequality, and increase societal harmony and welfare. The company maintains an insights page on its corporate website to highlight case studies and other resources related to removing barriers to education and supporting adult students. This information is available at https://www.strategiceducation.com/about/Insights/default.aspx.

Governance Focus
The Board of Directors is ultimately responsible for oversight of the risk management of the Company; the CEO is the “Chief Risk Officer.” The Board reviews and approves all annual budgets, major uses of capital, major projects, and expansion plans related to the company owned institutions. One member of the Board of Directors also serves as a member of the governing body (the Board of Trustees) of Strayer University. The Board of Trustees of Strayer University is made up of ten trustees, including six trustees who are unaffiliated with the Company, one trustee who is an independent member of the Company’s Board of Directors, two trustees who are members of senior leadership of the Company, and the President of Strayer University who serves as an ex officio member. Capella University’s Board of Trustees is comprised of twelve trustees, including eight independent trustees, one internal trustee, a learner representative, and a faculty representative. One of the internal trustees is a former officer of Strayer Education, and the other internal trustee is the President of Capella University. The Torrens University Board of Directors is comprised of seven directors, including the President of Torrens University and two executives of the Company, Karl McDonnell and Daniel Jackson. Consistent with accrediting body guidelines, the Board of Trustees of each of Strayer University and Capella University, and the Board of Directors of Torrens University, are responsible for the governance of their respective institutions.
The Board and its Compensation Committee continually evaluate the Company’s strategy, activities, and in particular compensation policies and practices, to protect against inappropriate risk taking. Any compensation program that seeks to pay managers for performance on behalf of owners carries some risk of overzealous performance. But paramount in the Company’s compensation program is an unwavering requirement that executive conduct conform to applicable legal, regulatory, and ethical business standards. Based on its evaluation and the views of advisors, the Compensation Committee believes that the Company’s executive compensation program, as described in the Compensation Discussion and Analysis section below, does not encourage inappropriate risk taking and that the Company has in place a strong culture, organization structure, and the compliance policies to manage operational risk effectively.
In addition, the Audit Committee oversees management of financial risk and our Code of Business Conduct, including monitoring conflicts of interest, and the Nominating Committee oversees the Company’s corporate governance, such as director independence. In performing these functions, each Committee of the Board of Directors has full access to management, as well as the ability to engage advisors. The Board is kept abreast of the Committees’ risk oversight and other activities through regular reports by each Committee Chair to the full Board of Directors.
The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee, each composed entirely of independent directors. The current Committee membership is as follows:
Committee Memberships
Audit	Compensation	Nominating
G. Thomas Waite, Chair Robert Grusky William J. Slocum	Rita D. Brogley, Chair Jerry L. Johnson Dr. Michael A. McRobbie	Dr. John T. Casteen, III, Chair Dr. Charlotte F. Beason Michael J. Thawley
The Audit Committee currently consists of Messrs. Waite (Chair), Grusky, and Slocum. Mr. Grusky joined the Audit Committee in July 2022, and Mr. Waite became Chair in November 2022. Mr. Fick served on the Audit Committee until his retirement from the Board in September 2022. Until July 2022, the Audit Committee consisted of Messrs. Fick, Slocum, and Waite, and from July to September 2022 the Audit Committee consisted of Messrs. Fick, Grusky, Slocum and Waite. The Audit Committee met four times during 2022.
The Audit Committee assists the Board in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. Pursuant to the Audit Committee charter, the Audit Committee performs a variety of tasks, including being directly responsible for the appointment (subject to advisory stockholder ratification), compensation, and oversight of the Company’s independent registered public accounting firm. The Audit Committee also, among other things, reviews the Company’s accounting policies, unaudited quarterly earnings releases, and periodic filings with the Securities and Exchange Commission (the “SEC”), including the Company’s financial statements, and regularly reports to the Board of Directors. In addition, the Audit Committee assesses the Company’s enterprise risk management and cybersecurity risks, and reviews and reports to the Board of Directors on efforts taken to mitigate such risks. The Audit Committee relies on the expertise and knowledge of management, the internal auditor, and the independent auditors in carrying out its oversight responsibilities. More recently, the Audit Committee has been tasked with oversight of the Company’s Environmental, Social and Governance disclosures.
The Audit Committee has a written charter, which was last amended on February 22, 2023. The Company will provide a copy of the Audit Committee charter to any person without charge, upon request. Persons wishing to make such a request should contact Lizette B. Herraiz, Senior Vice President and General Counsel, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Audit Committee charter is available on the Company’s website, www.strategiceducation.com.
The Board of Directors has determined that all of the members of the Audit Committee are independent, as independence is defined under the Nasdaq Listing Standards and Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended (the “1934 Act”). The Board of Directors has determined that each of Messrs. Grusky, Slocum and Waite qualify as an “audit committee financial expert,” as defined by SEC rules, based on their education, experience, and background.
A report of the Audit Committee is included below in this proxy statement.
The Compensation Committee currently consists of Ms. Brogley (Chair), Mr. Johnson and Dr. McRobbie. Prior to July 25, 2022, the Committee consisted of Ms. Brogley and Messrs. Johnson and Waite. The Compensation Committee met three times during 2022.
The Compensation Committee is responsible for evaluating, and recommending to the full Board for approval, the compensation of the Executive Chairman, the CEO, and other officers of the Company. The Compensation Committee is responsible for determining compensation policies and practices, changes in compensation and benefits for management, employee benefits, and all other matters relating to employee compensation, including matters relating to stock-based compensation, subject to the approval of the full Board.
The Compensation Committee has the authority to retain and terminate any compensation consultant to be used by it to assist in the evaluation of director and executive compensation. During 2022 approximately $30,800 was paid to Equilar, Inc., to benchmark compensation for the executive officers, including the CEO and CFO positions. The Compensation Committee may form and delegate any of its authority to one or more subcommittees as it deems appropriate. For a discussion of the role of the Executive Chairman and the CEO in determining or recommending the amount or form of executive compensation, see “Compensation Discussion and Analysis” below.
The Compensation Committee has adopted a written charter, which was last amended on February 25, 2021, a copy of which the Company will provide to any person without charge, upon request. Persons wishing to make such a request should contact Lizette B. Herraiz, Senior Vice President and General Counsel, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Compensation Committee charter is available on the Company’s website, www.strategiceducation.com.
The Board has determined that all of the members of the Compensation Committee are independent, as independence is defined under the Nasdaq Listing Standards. The Board also has determined that all of the members of the Compensation Committee qualify as “non-employee” directors as defined by SEC rules.
The Nominating Committee consists of Dr. Casteen (Chair), Dr. Beason, and Mr. Thawley, Mr. Thawley having begun his service November of 2022. Prior to July 25, 2022, the Nominating Committee consisted of Dr. Casteen, Dr. Beason, and Mr. Grusky. The Nominating Committee is responsible for establishing qualifications for potential directors, considering and recommending prospective candidates for Board membership, recommending the Board committee structure, making recommendations as to director independence, developing and monitoring the Company’s corporate governance principles, and recommending director compensation. The Nominating Committee met four times during 2022.

The Nominating Committee has a written charter, which was last amended February 25, 2021. The Nominating Committee charter will be made available to any person upon request without charge. Persons wishing to make such a request should contact Lizette B. Herraiz, Senior Vice President and General Counsel, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Nominating Committee charter is available on the Company’s website, www.strategiceducation.com.
The Board has determined that all of the members of the Nominating Committee are independent, as independence is defined under the Nasdaq Listing Standards.
Under the Company’s Corporate Governance Principles, members of the Board are not permitted to be members of the board of directors of more than four (4) other public companies, excluding boards of directors of companies affiliated with the Company, without approval from the Nominating Committee. In addition, the CEO of the Company shall not be a member of the board of directors of more than two (2) public companies other than the Company, without prior approval from the Nominating Committee. Furthermore, Board members are required to give notification to the Chair of the Nominating Committee prior to accepting new public company directorships, to allow for a review of conflicts of interest and compliance with the above policy. The purpose of this policy is to ensure that directors are able to devote the necessary time and attention to matters pertaining to the Company.
The Corporate Governance Principles also require directors, following a significant change in occupation, to notify the Nominating Committee of the change and tender a resignation. The Nominating Committee will then deliberate regarding the change in occupation and recommend to the Board whether to accept the director’s resignation. The tendered resignation is not effective unless and until it is accepted by the Board, and the Board believes that not every change in occupation will necessitate a director’s departure.
The Board of Directors met four times during 2022. Each director attended at least 75% of the meetings of the Board, as well as the meetings of the Board Committees on which he or she served as a member in 2022. At each regularly scheduled meeting of the Board, the non-management directors met in executive session. The Board’s Presiding Lead Independent Director, which is currently Dr. Casteen, presides at these executive sessions. Prior to April 27, 2022, Mr. Gilligan was the Presiding Lead Director and presided over executive sessions. The Company encourages all incumbent directors and director nominees to attend each annual meeting of stockholders. All directors serving at the time attended last year’s annual meeting of stockholders. The Board of Directors consists of a majority of independent directors, as independence is defined under the Nasdaq Listing Standards. The Board of Directors has determined that all members of the Board of Directors, except for Messrs. Silberman and McDonnell, are independent under these standards.
The Board of Directors adopted a Code of Business Conduct in February 2004, meeting the requirements of Section 406 of the Sarbanes-Oxley Act of 2002 and applicable Nasdaq requirements. The Code of Business Conduct was last amended on February 22, 2023, and includes, among other things, provisions prohibiting directors, officers and employees from: insider trading; investing in Company-based derivative securities, including options, warrants or similar rights whose value is derived from the value of an equity security; short selling or pledging the Company’s securities; and trading in the Company’s securities on a short-term basis. The Company will provide to any person without charge, upon request, a copy of such Code of Business Conduct. Persons wishing to make such a request should contact Lizette B. Herraiz, Senior Vice President and General Counsel, 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. In addition, the Code of Business Conduct is available on the corporate website, www.strategiceducation.com. In the event that the Company makes any amendment to, or grants any waiver from, a provision of the Code of Business Conduct that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer, controller, or certain other senior officers and requires disclosure under applicable SEC rules, the Company intends to disclose such amendment or waiver and the reasons for the amendment or waiver on the Company’s website, www.strategiceducation.com or, as required by Nasdaq, file a Current Report on Form 8-K with the SEC reporting the amendment or waiver.
The Company has a process for stockholders to send communications to the Board of Directors. Any stockholder that wishes to communicate with the Board of Directors may do so by submitting correspondence in writing to the Board, in care of Lizette B. Herraiz, Corporate Secretary, Strategic Education, Inc., 2303 Dulles Station Blvd., Herndon, VA 20171, (703) 561-1600. The mailing envelope must contain a clear notation indicating that the enclosed letter is a “Stockholder — Board Communication.” All such letters must identify the author as a stockholder. All correspondence from stockholders that (i) beneficially own more than 5% of the Company’s common stock or (ii) have beneficially owned more than 1% of the Company’s common stock for at least one year will be forwarded to the Board without prior review. In addition, communications from all other stockholders will be reviewed by the Chief Executive Officer and the Secretary of the Company and will be forwarded to the Board as appropriate.

BENEFICIAL OWNERSHIP OF COMMON STOCK
The following table sets forth certain information regarding the ownership of the Company’s common stock as of February 28, 2023 (except as otherwise indicated), by each person known by management of the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Company’s common stock, each of the Company’s directors, its Executive Chairman, CEO, and other named executive officers and all executive officers and directors as a group. The information presented in the table is based upon the most recent filings with the SEC by those persons or upon information otherwise provided by those persons to the Company. The percentages reflected in the table for each beneficial owner are calculated based on the number of shares of common stock outstanding as of February 28, 2023.
Name of Beneficial Owner	Common Stock Beneficially Owned(a)	Common Stock Issuable within 60 days	Total	Percentage Owned
Stockholders:
BlackRock, Inc.(b)(c)	3,550,072	—	3,550,072	14.4%
The Vanguard Group, Inc.(b)(d)	2,597,469	—	2,597,469	10.6%
T. Rowe Price Investment Management, Inc.(e)	2,510,144	—	2,510,144	10.2%
T. Rowe Price Associates, Inc.(b)(f)	2,067,898	—	2,067,898	8.4%
Marshfield Associates, Inc.(b)(g)	1,988,138	—	1,988,138	8.1%
Inclusive Capital Partners, L.P.(h)	1,522,534	—	1,522,534	6.2%
Directors:		—
Robert S. Silberman	253,523	—	253,523	1.0%
Dr. John T. Casteen, III	8,145	—	8,145	*
Dr. Charlotte F. Beason	18,667	—	18,667	*
Rita D. Brogley	8,684	—	8,684	*
J. Kevin Gilligan	8,326	—	8,326	*
Robert R. Grusky	10,090	—	10,090	*
Jerry L. Johnson	3,438	—	3,438	*
Karl McDonnell	181,877	—	181,877	*
Dr. Michael A. McRobbie	3,043	—	3,043	*
William J. Slocum(h)	3,185	—	3,185	*
Michael J. Thawley	3,058	—	3,058	*
G. Thomas Waite, III	12,636	—	12,636	*
Named Executive Officers:
Daniel W. Jackson	78,610	—	78,610	*
Lizette B. Herraiz	48,440	—	48,440	*
Christa E. Hokenson	42,820	—	42,820	*
All Executive Officers and Directors (15 persons)	684,542	—	684,542	2.8%

*
represents amounts less than 1%.

(a)
For directors and officers, the number of shares of common stock beneficially owned includes shares of restricted stock, which the holder is entitled to vote.

(b)
Based on information contained in filings of Schedule 13G or 13G/A with the SEC. Common stock beneficially owned represents shares held as of December 31, 2022 for Strategic Education, Inc.

(c)
The address of BlackRock, Inc. is: 55 East 52nd Street, New York, NY 10055.

(d)
Vanguard Global Advisors, LLC (“VGA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 1,096 shares or less than 0.1% of the common stock outstanding of the Company. Vanguard Investments Australia, Ltd. (“VIA”), a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 7,876 shares or less than 0.1% of the Common Stock outstanding of the Company as a result of its serving as investment manager of Australian investment offerings. The address of The Vanguard Group, Inc. is: 100 Vanguard Blvd., Malvern, PA 19355.

(e)
Based on information contained in filing of Schedule 13G/A with the SEC. Common stock beneficially owned represents shares held as of January 31, 2023 for Strategic Education, Inc. The address of T. Rowe Price Investment Management, Inc. is: 101 E. Pratt Street, Baltimore, MD 21202.

(f)
These securities are owned by various individual and institutional investors including T. Rowe Price Mid-Cap Value Fund, Inc. (which owns 1,226,364 shares, representing 5.0% of the shares outstanding), which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment adviser with power to direct investments and/or sole power to vote securities. For purposes of the reporting requirement of the Securities Exchange Act of 1934, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address of T. Rowe Price Associates, Inc. is: 100 E. Pratt Street, Baltimore, MD 21202.

(g)
The address of Marshfield Associates, Inc. is: 21 Dupont Circle, NW, Suite 500, Washington, DC 20036

(h)
The securities reported herein are held by funds (the “In-Cap Funds”) managed by Inclusive Capital Partners, L.P., a Delaware limited partnership (“In-Cap”). Mr. Jeffrey W. Ubben (“Mr. Ubben”) indirectly controls In-Cap. The address of In-Cap and Mr. Ubben is: 1170 Gorgas Avenue, San Francisco, CA 94129. Mr. Slocum is a partner of In-Cap and is deemed to hold 3,185 shares for the benefit of In-Cap and the In-Cap Funds. Mr. Slocum disclaims beneficial ownership over the shares beneficially owned by In-Cap.

EXECUTIVE COMPENSATION
The following discussion summarizes our executive compensation program for our named executive officers (“NEOs”). For 2022, our NEOs were:
NEO	Title
Robert S. Silberman Karl McDonnell Daniel W. Jackson Lizette B. Herraiz Christa E. Hokenson	Executive Chairman Chief Executive Officer & Director Chief Financial Officer General Counsel Chief Human Resources Officer
COMPENSATION DISCUSSION AND ANALYSIS
Executive Summary
The Company’s executive compensation program is designed to drive performance and align the long-term interests of management and our stockholders. Academic quality is the cornerstone of this program and ultimately advances all other key metrics. The Company’s policies on compensation, consistent with Department of Education regulations, seek to reward achievement of financial and strategic goals, both of which are driven by the success of our academic programs.

The following chart highlights key policies and objectives behind the Company’s development, review, and approval of named executive officer compensation:
COMPENSATION OBJECTIVES
Align Interests	The Compensation Committee seeks to align the perspectives of our executives and directors with those of our stockholders. It does so by designing a compensation program that incentivizes the achievement of strategic goals that ultimately drive the creation of sustainable stockholder value, including student success, regulatory compliance, and financial performance. Each of these goals is advanced by a focus on academic quality and the student experience. The Company also aligns long-term interests of our named executive officers and Board members with those of our stockholders by setting requirements on share ownership for all named executive officers and Board members.
Attract and Retain Talent	The Company sets compensation at levels sufficient to attract and retain highly qualified and productive personnel, as well as reward executives for actions that create long-term stockholder value. There are three major components of overall compensation: salary, non-equity incentive compensation, and equity grants. In order to better align pay with performance, the Compensation Committee generally establishes incentive compensation programs that comprise the majority of overall named executive officer compensation.
Pay for Performance	In making decisions on whether, and at what level, to fund non-equity incentive compensation each year, the Compensation Committee assesses Company performance against certain preset goals and objectives determined annually by the Board of Directors. These objectives consist of both quantitative financial metrics and strategic measures. The Compensation Committee sets threshold, target, and maximum levels, which achieve a 50%, 100%, and 150% potential target payout, respectively, with reductions or increases corresponding to the percentage of target achieved between these ranges, for all quantitative financial metrics.

The Company increases value and accountability through the following best practices:
WHAT WE DO		WHAT WE DO NOT DO
✓	Limit discretion by setting clear quantitative metrics for non-equity incentive compensation, with target payouts as a percentage of base salary for all named executive officers	X	No compensation decisions for our NEOs without oversight of independent directors
✓	Establish Chief Executive Officer (“CEO”) target annual compensation that is at least 50% performance-based	X	No hedging or other investments in derivatives of the Company, and no margin purchases
✓	Include robust performance-based criteria for the vesting of equity grants to named executive officers	X	No pledging of Company securities
✓	Include double-trigger change in control vesting provisions for equity awards	X	No excise tax gross-ups upon or following a change in control
✓	Clawback incentive compensation based on restated financial statements or performance metrics, regardless of whether the restatement is for miscalculation or misconduct	X	No stock option re-pricing
✓	Use a representative and relevant peer group to guide compensation	X	No perquisites for our NEOs
✓	Set robust stock ownership guidelines	X	No executive pensions or supplemental executive retirement plan (“SERP”)
Compensation Policies and Objectives
In accordance with the Compensation Committee charter, the Company employs the following general policies in determining executive compensation:
•
It is the policy of the Company that the three primary components of the Company’s compensation package for named executive officers (salary, non-equity incentive compensation, and equity grants) be considered in the aggregate. In other words, the total compensation of our executive officers should be appropriate to their contributions, and the amount of each component should take into account the size of their total compensation package, even if one individual component is larger or smaller than industry average.

•
The Company believes that compensation of the Company’s key executives should be sufficient to attract and retain highly qualified and productive personnel, as well as to enhance productivity and reward superior performance.

•
Consistent with Department of Education regulations, the Company seeks to reward achievement of specific corporate goals by providing named executive officers with the opportunity to participate in a non-equity incentive compensation plan with specific, pre-defined corporate goals and target payouts as a percentage of salary, and equity compensation with a required vesting period and robust performance-based vesting criteria.

•
The Compensation Committee evaluates the extent to which the Company met certain preset performance objectives set annually by the Board to determine whether and/or at what level to pay non-equity incentive compensation. The Compensation Committee makes these assessments based on the Company’s annual financial statements, which are audited by the Company’s independent auditing firm, PricewaterhouseCoopers LLP. Each year, the corporate objectives used to determine incentive compensation eligibility for executives are chosen by the Board of Directors from criteria that were approved by the stockholders of the Company. The criteria used for 2022 were approved by stockholders at the 2018 Annual Meeting of Stockholders of the Company on November 6, 2018.

•
One of the Company’s guiding principles is that its officers and directors think like owners. To this end, the Company has a requirement that within three years of hiring or promotion executive officers own shares equal to the amounts shown in the table below. When the Board increased the compensation of non-management directors in April 2021, it also increased the required share ownership of non-management Directors, and those members of the Board of Directors must now own shares equal to 5x the cash portion of the annual retainer. The Board reviews compliance with this policy consistent with historic share ownership, market price fluctuations, and other factors.

Title	Required Share Ownership
Executive Chairman Chief Executive Officer Executive Vice President Senior Vice President Board of Directors	5x Annual Salary 5x Annual Salary 3x Annual Salary 2x Annual Salary 5x Cash Retainer

•
In determining compensation levels at the Company for 2022, the Compensation Committee compared executive compensation at the Company to that of immediate competitors in higher education, as well as other peers in the broader education industry similar in revenue, market capitalization, and growth profile. For 2022, those ten publicly traded companies were: Adtalem Global Education, Inc., Chegg, Inc., Graham Holdings, Grand Canyon Education, Inc., Houghton Mifflin, Stride, Inc. (formerly K12, Inc.), Laureate Education, Inc., Pearson PLC, Perdoceo Education Corporation, and Zovio Inc.

•
The Compensation Committee generally sets salary targets at the midpoint of comparable companies and incentive compensation grants (both non-equity and stock-based) at or above the midpoint of comparable companies. This mix of compensation ensures that a greater proportion of executive pay is based on actual performance of the Company. If, in the Board’s judgment, the midpoint or upper quartile calculations of the comparable companies yield too high a compensation level, the Board will not match these levels, but instead will make reasoned judgments to establish the Company’s executive compensation at levels it deems more appropriate.

Stockholder Outreach
The Company values our stockholders’ opinions on the effectiveness of our compensation program. At the 2022 Annual Meeting of Stockholders, more than 83% of the votes cast were cast in favor of the advisory resolution to approve the 2021 compensation for the Company’s named executive officers. The Company believes this vote reflected clear stockholder approval of the Company’s pay practices and the absence of any practices that stockholders consider problematic. Additionally, we enhance our compensation program based on stockholder feedback and expectations:
•
Engage stockholders to receive more and continuing feedback on our compensation program;

•
Utilize a non-equity incentive compensation plan for all NEOs, with target payouts designated as a percentage of base salary;

•
Include robust performance criteria for the vesting of all performance-based equity awards;

•
Provide transparency to the actual performance objectives established by the Board; and

•
Provide disclosures regarding the objectives and targets used to make determinations on compensation.

Throughout 2022, the Company continued our practice of year-round stockholder engagement related to business highlights and governance. This engagement helped us better understand stockholder perspectives on significant issues, including company performance and strategy, our compensation practices, and environmental, social, and governance topics. At various times during the year, we met with representatives from 34 different institutional investors, who collectively own approximately 11.1 million shares or 45% of the Company’s outstanding shares as of the record date. The Compensation Committee values stockholder feedback provided through both the voting at the annual meeting of stockholders and stockholder outreach and will continue to consider stockholder feedback in the future.

Who Determines Compensation?
Each year, the Board of Directors sets a number of goals and objectives for the Company’s business that align with our business strategy and reflect both financial and non-financial Company performance. From these Company goals and objectives, the Compensation Committee designates certain financial, quantitative strategic, and non-quantitative strategic goals to establish performance expectations associated with non-equity and equity incentives. In 2022, financial metrics made up 60% of non-equity incentive compensation for NEOs. Quantitative strategic measures made up an additional 20%, and non-quantitative strategic measures accounted for the remaining 20%. For each financial goal, the Compensation Committee set a minimum threshold performance level; unless the threshold performance is achieved, no payout is earned for that goal. The Compensation Committee also set a target performance level that, if met, would result in a 100% target performance payout. If actual performance is below the target level but above the threshold level, non-equity incentive compensation is reduced to correspond to the percentage of target achieved. If actual performance is above the target level, the performance payout is increased up to 150% of the target payout. The Compensation Committee retains discretion to reduce such payouts even when thresholds are met. As discussed further below in the “2022 Compensation Decisions” section, based on the assessment of 2022 Company performance against the preset goals, the Compensation Committee determined that all of the financial, quantitative strategic, and non-quantitative strategic goals were met, achieving 112% of target for named executive officers; however, the Committee exercised its discretion to reduce the payout to 100% given that financial results were down year-over-year.
In accordance with the Compensation Committee charter, compensation for the Company’s Executive Chairman and its CEO is determined by the Compensation Committee, subject to approval of the Company’s Board of Directors (excluding the Executive Chairman and the CEO, who are also directors). In making its determination on Executive Chairman and CEO compensation, the Compensation Committee reviews a number of factors, including but not limited to:
•
The Company’s achievement of annual goals and objectives, both financial and strategic measures, set by the full Board of Directors at the beginning of the year;

•
The long-term performance of the Company; and

•
CEO compensation levels at comparable companies.

For the other named executive officers, the Compensation Committee reviews, approves, and recommends to the full Board compensation based on:
•
Performance of the named executive officers in light of relevant goals and objectives approved by the Compensation Committee and the annual goals and objectives established by the Board;

•
Executive compensation levels at comparable companies; and

•
The recommendations of the Executive Chairman and the CEO.

The Executive Chairman and the CEO provide recommendations for named executive officer compensation (other than themselves) to the Compensation Committee based on a review and analysis of each officer’s performance and contributions to the Company. While the Compensation Committee considers all of these recommendations, the Compensation Committee independently evaluates the recommendations for purposes of making its final recommendations to the full Board.
The Compensation Committee meets in the beginning of each year to review financial performance, to determine non-equity incentive compensation for the prior fiscal year, to consider equity awards, and to set executive officer salaries for the next fiscal year. The Compensation Committee meets again during the year, as may be required, to address compensation and equity grant issues for new officers and directors, to make equity grants as long-term compensation, and to make other determinations or recommendations with respect to employee benefit plans and related matters.
Identification and Analysis of 2022 Compensation Programs
During 2022, the Company’s executive compensation program primarily included salaries, non-equity incentive compensation, and long-term compensation in the form of restricted stock awarded under the Company’s 2018 Equity Compensation Plan.
•
Salary:   Salaries for executives other than the Executive Chairman and the CEO are reviewed, approved, and recommended to the full Board annually by the Compensation Committee upon recommendation of the Executive Chairman and the CEO. The Executive Chairman and the CEO have employment agreements which include provisions regarding salary (see “Employment Agreements with Mr. Silberman and Mr. McDonnell” and “Potential Payments upon Termination or Change in Control” sections below) and their salaries are reviewed and approved annually by the Compensation Committee and the Board of Directors. The primary purpose of the base salaries paid to the Company’s NEOs is to pay a fair, market competitive rate in order to attract and retain key executives. As discussed further above in the section titled, “Compensation Policies and Objectives,” the Compensation Committee generally sets salary targets at the midpoint of comparable companies.
•
Non-Equity Incentive Compensation:   Non-equity incentive compensation for our named executive officers is determined each year by our Board of Directors upon the recommendation of the Compensation Committee. In determining whether and/or how much non-equity incentive compensation to recommend, the Compensation Committee determines whether, and to what extent, the Company has achieved its annual corporate objectives for the year, compares that achievement against specific, predetermined performance criteria, and calculates the payout relative to target.

As befits a company whose main operating assets are institutions of higher education holding the highest possible academic accreditation, these annual corporate objectives include non-financial goals and financial metrics. Of course, even if the Company achieves all of its non-financial and financial objectives in a given year, in the event of a breach of regulatory, legal, or ethical business standards, the Compensation Committee has the authority to eliminate the payment of non-equity incentive compensation for that year.
Although the Company’s stock price may fluctuate during the year, the Board strongly believes that management’s responsibility is to create an enduring increase in the long-term value of the Company. By achieving its annual corporate objectives, management will necessarily increase the long-term value of the Company and generate sustainable long-term increases in the value of our equity. Each year, the Board selects annual corporate objectives, which may include performance metrics approved by the stockholders of the Company for purposes of the Company’s equity and non-equity incentive compensation programs. For 2022, the objectives for the named executive officers were chosen based on performance metrics approved by stockholders at the 2018 Annual Meeting of Stockholders, as part of the 2018 Equity Compensation Plan, which amended and restated the 2015 Equity Compensation Plan. While the Board believes that each of the various annual corporate objectives is relevant to the determination of executive compensation, the achievement of any one annual corporate objective would not, in and of itself, result in a specific amount of non-equity incentive compensation being paid to our named executive officers. In establishing the performance targets, the Compensation Committee sets the targets at levels that are realistic, and not guaranteed to be achieved.
The target non-equity incentive compensation for both the Executive Chairman and the Chief Executive Officer is 125% of base salary, as set forth in their respective employment agreements. For 2022, the Compensation Committee set target non-equity incentive compensation for other executive officers based on its evaluation of expectations for the positions held and the executives’ ultimate ability to influence the outcomes desired. For the Chief Financial Officer, the Compensation Committee set target non-equity incentive compensation at 100% of base salary. For the General Counsel and Chief Human Resources Officer, the target was set at 75% of base salary.
See “Summary Compensation” and “2022 Compensation Decisions” for more information regarding non-equity incentive compensation for 2022.
•
Bonuses for Other Senior Executives:   Consistent with Department of Education regulations, the Company has established a bonus plan for senior executives who are not executive officers but who nevertheless meaningfully contribute to the success of the Company’s subsidiaries and the financial health of the Company. Such bonuses, both in cash and in equity, are determined each year by the Compensation Committee based on recommendations from the Executive Chairman and CEO. In determining whether and how much to recommend for such bonuses, the Compensation Committee determines whether and to what extent the Company has achieved its annual corporate objectives for the year, the individual contribution of each executive to such achievement, and other criteria, such as comparable market pay and retention priorities.
•
Equity-based Compensation Program:   As discussed above, the Company believes it should, subject to achievement of certain non-financial, financial, and individual objectives, make annual equity grants in order to retain, motivate, and align the interests of those key executive officers, including our NEOs, with stockholders.

Equity awards under this program are only made after the Compensation Committee and the full Board of Directors have completed their analysis of both corporate and individual performance described above. For our Chief Executive Officer, we believe that at least 50% of his target total annual compensation should be performance-based equity grants of restricted stock with at least a four-year cliff vest. Equity grants made in 2022 require that Strayer University, Capella University, and Torrens University maintain their accreditation and all required regulatory approvals; that Strayer University and Capella University shall not have lost Title IV eligibility due to a breach of the 90/10 ratio requirement; and that Strayer University and Capella University have cohort default rates below the national average for proprietary institutions. The 90/10 ratio prohibits a proprietary institution from deriving more than 90% of revenues from Title IV funds. The cohort default rate is the federally mandated measure of student defaults on Title IV loans based on a three-year cohort, and an institution may lose eligibility to participate in some or all Title IV programs if, for three consecutive fiscal years, 30% or more of its students default on payments. Setting the maximum at below the average for proprietary schools helps ensure continued eligibility for Title IV funds for Strayer University and Capella University, while at the same time recognizing industry or nationwide conditions that may cause the rates to fluctuate year-to-year. These additional, robust criteria therefore serve the multiple purposes of improving student success, ensuring regulatory compliance, and enhancing the intrinsic value of the Company for its stockholders.
We view our equity as very valuable and are reluctant to issue it. Consistent with this view, we only grant equity awards to employees and directors when we believe the Company is getting incremental value (in terms of their service and performance) in return.
Our restricted stock agreements with employees contain specific clawback provisions. If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct associated with any financial reporting requirement and the employee at issue (i) engaged in that misconduct, (ii) knowingly failed to prevent the misconduct, (iii) or was grossly negligent in preventing the misconduct, the employee is required to reimburse the Company the amount of any payment received in respect of the award earned or accrued during the 12-month period following the filing of the financial document that contained information affected by the material noncompliance. In addition, if the Company is required to prepare an accounting restatement, then the employee must forfeit any cash or stock received in connection with the award if any amount of the award was based on the achievement of pre-established performance goals that were later determined, as a result of the accounting restatement, not to have been achieved.
•
Perquisites and Other Personal Benefits:   The Company does not offer any perquisites to its named executive officers. Further, named executive officers receive no incremental retirement benefits other than those offered to all employees of the Company.

•
Employment Agreements with Mr. Silberman and Mr. McDonnell:   Robert S. Silberman, the Company’s Executive Chairman, has an employment agreement with the Company which, prior to being amended, had an initial term of approximately three years (ending on December 31, 2004), and thereafter, automatically extended for successive one-year periods unless either the Company or Mr. Silberman provided timely notice to the contrary. Mr. Silberman’s employment agreement was amended on May 2, 2013, in connection with his transition from Chief Executive Officer to Executive Chairman, and then again on April 24, 2014. Under the agreement, as amended, Mr. Silberman’s initial term of employment was for six years (ending on May 2, 2019), and is renewable thereafter for one-year terms unless the Company or Mr. Silberman provides notice otherwise. The amended agreement provides for a base salary of not less than $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. Silberman is also eligible to receive a target non-equity incentive compensation payment of at least 125% of base salary for each of the fiscal years during which he is employed upon meeting certain corporate and financial goals annually approved by the Board. In the event of Mr. Silberman’s termination without cause, the employment agreement provides for the lump sum payment of three years’ base salary, three years of medical benefits, and immediate accelerated vesting of all previously granted restricted stock and option awards. (Cause is defined in the contract as (i) the willful and continued failure to perform required duties not cured within thirty days of receiving written notice from the Company detailing such failure, (ii) engaging in willful misconduct which is materially injurious to the Company, (iii) a conviction or no-contest plea with respect to any felony, or (iv) a material breach of the employment agreement not cured within thirty days of receiving written notice from the Company of such breach.) The employment agreement also provides for a double-trigger change of control termination clause, wherein if Mr. Silberman is either (i) terminated by the Company without cause within six months of the effective date of the change of control, or (ii) there is a material reduction in Mr. Silberman’s authority, function, duties, or responsibilities which causes Mr. Silberman’s resignation within six months of the change of control, he is entitled to the same payments and benefits as he would be entitled to in connection with any other termination without cause, plus a lump sum payment equal to three times the latest annual non-equity incentive compensation award paid to him prior to the termination. Mr. Silberman is not entitled to a gross-up payment for any excise taxes imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Company for six years after his termination of employment and requiring Mr. Silberman to keep the Company’s proprietary information confidential.
The Company also entered into an employment agreement on May 2, 2013 with Karl McDonnell in connection with his promotion to Chief Executive Officer, and amended that agreement on April 24, 2014. Under the employment agreement, as amended, Mr. McDonnell’s term of employment was six years (ending on May 2, 2019) and is renewable thereafter for one-year terms unless the Company or Mr. McDonnell provides notice otherwise. Under the agreement, Mr. McDonnell was given a base salary of $665,000 per annum (subject to annual increases for at least cost of living adjustments). Mr. McDonnell is also eligible to receive a target non-equity incentive compensation amount of 125% of base salary for each fiscal year during which he is employed upon meeting certain corporate and financial goals annually approved by the Board. In addition, Mr. McDonnell’s employment agreement provides for an annual restricted share grant, conditioned upon applicable performance criteria as may be established by the Compensation Committee and with a four-year cliff vest, with a target grant date fair value equal to at least $2,000,000. Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments, and his employment agreement contains severance and restrictive covenant provisions (including a double-trigger change of control termination clause) in line with the provisions set forth in Mr. Silberman’s employment agreement, discussed above.
•
Retirement Compensation Plans:   The Company maintains a retirement plan (the “401(k) Plan”) for its U.S.-based employees intended to qualify under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended. The 401(k) Plan is a defined contribution plan that covers eligible full-time and part-time U.S.-based employees of the Company who are at least 21 years of age. The Company, in its discretion, matches employee contributions up to a maximum authorized amount under the plan. In 2022, the Company offered a 100% match on the first 2% of contribution, and a 50% match on the next 2% of the contribution, for a potential Company match of 3% of the employee’s annual salary. The Company offers this plan to enable and encourage its employees to save for their retirement in a tax advantageous way. For ANZ, the Company pays into a superannuation fund for each eligible employee. The Company also maintains an Employee Stock Purchase Plan (the “Employee Purchase Plan”). The purpose of the Employee Purchase Plan is to enable eligible full-time employees of the Company, through payroll deductions, to purchase shares of its common stock at a 10% discount from the prevailing market price from time to time. The Company offers this plan to encourage stock ownership by its employees. The Company does not currently provide executives with any supplemental or deferred retirement plans.

2022 Compensation Decisions
The compensation policies and objectives outlined above formed the basis for the Compensation Committee’s recommendation, and the Board’s determination, of 2022 compensation for our named executive officers. Each component, and the overall compensation package, for named executive officers reflected the Company’s philosophy of paying for performance based on corporate and personal achievements in 2022.
•
Salary:   Our named executive officers, except for Mr. Silberman, received salary increases of approximately 3% in 2022, consistent with the Board approved average merit-based salary increases for the Company as a whole.

•
Non-equity Incentive Compensation:   At the start of each year, the Board of Directors sets specific goals upon which it will evaluate non-equity incentive compensation in the upcoming year. These goals are comprised of financial objectives, quantitative strategic objectives, and non-quantitative strategic objectives and strategic measures. In 2022, for the named executive officers, non-equity incentives were 100% based on Company performance against preset goals established by the Board of Directors at the start of the fiscal year. Company performance against financial objectives account for 60% of the performance evaluation, quantitative strategic measures made up an additional 20%, and non-quantitative strategic measures accounted for the remaining 20%. The Compensation Committee set a range of financial metric performance thresholds for named executive officers which, if met, would yield a target payout of non-equity incentive compensation, a threshold level which would yield a payout at 50% of target, and a maximum level that would yield a payout at 150% of target. Actual performance between threshold, target, and maximum levels leads to a corresponding percentage of payout above or below the target. The (quantitative and non-quantitative) strategic measures comprise 40% of total target payout but if the average of the payout percentages calculated for each quantitative financial metric, up to the maximum goal, exceeds 100%, then meeting the strategic measures will yield a payout equal to 40% of the total target payout multiplied by the average of the payout percentages calculated for the quantitative measures.

Target payout is 125% of base salary for the CEO and the Executive Chairman, 100% of base salary for the Chief Financial Officer, and 75% for the General Counsel and Chief Human Resources Officer.
For 2022, the Board of Directors set quantitative financial objectives for Revenue, Operating Income, and Earnings per Share (“EPS”) (with each metric weighted equally at 20%). In addition, for 2022, the Board of Directors established two quantitative strategic goals, each weighted at 10%. The first quantitative strategic goal, reducing average Title IV funding per student, is important to the Company’s long-term strategy to shift more of its education funding from U.S. backed Title IV to funding from employers, which aids compliance with the 90/10 ratio. The second quantitative strategic goal, of reducing the Company’s enterprise real estate footprint, is important to the Company’s efforts to reduce costs, improve productivity, and reduce greenhouse emissions. Two non-quantitative strategic goals, reallocating excess capital to investors and maintaining all regulatory, legal, and ethical standards, were also set (each weighted 10%).
After the conclusion of the fiscal year, the Compensation Committee evaluated the achievement of both the quantitative metrics and the strategic measures. The Compensation Committee determined that the Company achieved the Operating Income, EPS, and Revenue targets, and achieved the strategic goals, which would be consistent with a payout at 112% of target. However, the Committee exercised its discretion to reduce the payout to 100% given that financial results were down year-over-year.

The chart below shows the 2022 breakdown of the performance metrics and the Compensation Committee’s calculations in making its pay-for-performance determinations for our NEOs:
Measure	Weight	Threshold 50% Payout(a)	Target 100% Payout(a)	Maximum 150% Payout(a)	2022 Results(a)	2022 Calculated % of Target	Weighted Payout %
Revenue (in thousands)	20%	$1,040,000	$1,055,000	$1,070,000	$1,073,853	150%	30%
Operating Income (in thousands)	20%	$75,000	$90,000	$100,000	$89,830	99.4%	19.9%
EPS	20%	$2.15	$2.50	$2.80	$2.56	110.5%	22.1%
Reduce Average TIV/SEI Student	10%	—	—	—	Achieved	100%	10%
Reduce Real Estate Footprint	10%	—	—	—	Achieved	100%	10%
Non-quantitative Strategic Goals	20%	—	—	—	Achieved	100%	20%
Total	100%						112.0%

(a)
The measures that the Compensation Committee use to evaluate non-equity compensation include Revenue, Operating Income, and Earnings per Share. The figures that are used to set targets for non-equity compensation are based on adjusted results, which exclude certain expenses and accounting adjustments relating to the Company’s acquisition of ANZ, severance and other costs associated with restructuring, income recognized from certain investments, and certain tax adjustments, and are further adjusted as applicable using a constant exchange rate of 0.72 Australian Dollars to U.S. Dollars and a 30% effective tax rate.

Based on this information, in light of the Committee’s decision to exercise its discretion to reduce the payout to 100%, and coupled with the evaluation of individual performance during the course of the year, non-equity incentive compensation for the NEOs was as follows:
	Annual Target as a Percentage of Base Salary	2022 Target Award Opportunity	2022 Achievement %	2022 Actual Award	2022 Award as % of Base Salary
Robert S. Silberman	125%	$975,000	100%	$975,000	125%
Karl McDonnell	125%	$1,166,475	100%	$1,166,475	125%
Daniel W. Jackson	100%	$557,000	100%	$557,000	100%
Lizette B. Herraiz	75%	$354,000	100%	$354,000	75%
Christa E. Hokenson	75%	$339,000	100%	$339,000	75%

•
Equity-based Compensation:   The Company views its equity as very valuable and is reluctant to issue it given the dilutive effect on existing stockholders. The Compensation Committee determines whether and to what extent the NEOs receive grants based on the NEOs’ contributions towards achievement of corporate goals, coupled with the Company’s desire to retain, motivate, and align the interests of NEOs with stockholders’ interests.

In February 2022, the Compensation Committee and Board evaluated the achievement of the previous fiscal year’s goals, as well as each executive officer’s individual contributions thereto, in making determinations on executive officer long-term incentive equity grants. Mr. McDonnell was awarded a performance-based restricted share equity grant with a grant date fair value of $3,360,000. Mr. Silberman was awarded a performance-based restricted share equity grant with a grant date fair value of $2,880,000. Also in February 2022, Mr. Jackson received a performance-based restricted share equity grant with a grant date fair value of $1,920,000, and Ms. Herraiz and Ms. Hokenson each received a performance-based restricted share equity grant with a grant date fair value of $960,000.

These awards were based on the operating successes of 2021, including navigating a turnaround of performance given the continued impact of the COVID-19 pandemic on the universities in both the U.S. and Australia. The restricted shares have a 4-year cliff vest and contain robust performance measures as described below.
Performance criteria related to the vesting of grants made to the named executive officers in 2022 included maintaining all required regulatory approvals and the accreditation of both Strayer University and Capella University, maintaining accreditation and regulatory approvals for Torrens University, and (1) ensuring that Strayer University and Capella University shall not have lost Title IV eligibility due to a breach of the 90/10 ratio requirement, and (2) maintaining the cohort default rates of both Strayer University and Capella University below the national average of proprietary institutions, for each of the fiscal years from 2021 through 2024. The Compensation Committee believes that, while financial metrics are key drivers of short-term performance, the performance criteria underpinning performance-based equity are critical to ensure the long-term sustainability of the Company’s business model.
For the previous grants of restricted stock that vested in 2022, the Compensation Committee determined that the performance criteria had been met.
Recoupment Policy
The Company has adopted a Recoupment Policy that requires each executive officer, as so designated under Rule 3b-7 of the 1934 Act, to acknowledge and agree that any award, including all non-equity incentive compensation or equity-based compensation, will be repaid should a “Triggering Event” occur. A Triggering Event is defined in the Recoupment Policy as a decision by the Audit Committee to effect an accounting restatement of the Company’s previously published financial statements caused by material noncompliance by the Company with any financial reporting requirement due to fraud, misconduct, negligence, or lack of sufficient oversight on the part of any executive officer, or a decision by the Compensation Committee that one or more performance metrics used for determining previously paid incentive compensation was incorrectly calculated and, if calculated correctly, would have resulted in a lower payment to one or more executive officers.
No Hedging, Pledging or Short Sales Transactions Permitted
The Company’s Code of Business Conduct prohibits all officers, directors, trustees and other persons designated by the Audit Committee from engaging in hedging transactions designed to offset decreases in the market value of the Company’s securities or otherwise investing in options, warrants, stock appreciation rights, put or call option contracts, straddles or similar rights relating to the Company’s securities. In addition, the Code of Business Conduct prohibits such persons from pledging any Company securities as collateral for a loan, engaging in short sales of Company securities, or purchasing the Company’s securities on margin.
Impact of Tax and Accounting Treatment
Under Section 162(m) of the Internal Revenue Code of 1986, as amended, and applicable Treasury regulations (“Section 162(m)”), no deduction is allowed for annual compensation in excess of $1 million paid by a publicly traded corporation to its chief executive officer, chief financial officer, and certain other highly compensated employees (except for certain compensation that is “grandfathered” in accordance with the Tax Cuts and Jobs Act of 2017). The Company intends to continue its practice of making a large percentage of named executive officer compensation performance-based, despite the fact that such amounts above $1 million will no longer be tax deductible.

Summary Compensation Table
The following table sets forth all compensation awarded to the Company’s named executive officers for the fiscal years ended December 31, 2020, 2021, and 2022:
	Year	Salary	Non-Equity Incentive Plan Compensation(a)	Stock Awards(b)	All Other Compensation(c)	Total
Robert S. Silberman, Executive Chairman	2022	$780,000	$975,000	$2,880,000	$9,150	$4,644,150
	2021	$780,000	$243,750	$5,000,000	$8,700	$6,032,450
	2020	$754,000	$628,402	$3,000,000	$8,550	$4,390,952
Karl McDonnell, Chief Executive Officer & Director	2022	$933,180	$1,166,475	$3,360,000	$9,150	$5,468,805
	2021	$906,000	$283,125	$5,000,000	$8,700	$6,197,825
	2020	$880,000	$733,413	$3,000,000	$—	$4,613,413
Daniel W. Jackson, Executive Vice President & Chief Financial Officer	2022	$557,000	$557,000	$1,920,000	$9,150	$3,043,150
	2021	$540,000	$135,000	$1,000,000	$8,700	$1,683,700
	2020	$525,000	$350,038	$1,000,000	$8,550	$1,883,588
Lizette B. Herraiz Senior Vice President & General Counsel	2022	$472,000	$354,000	$960,000	$9,150	$1,795,150
	2021	$458,000	$85,875	$500,000	$8,700	$1,052,575
	2020	$445,000	$222,524	$400,000	$8,550	$1,076,074
Christa E. Hokenson Senior Vice President & Chief Human Resources Officer	2022	$452,000	$339,000	$960,000	$9,150	$1,760,150
	2021	$438,000	$54,750	$500,000	$8,700	$1,001,450

(a)
The Non-Equity Incentive compensation reported in this column was earned in fiscal years 2022, 2021, and 2020 and paid in fiscal years 2023, 2022, and 2021, respectively. See “Non-Equity Incentive Compensation” discussion above for additional detail.

(b)
The amounts shown in this column reflect the grant date fair value determined based on the closing price of the Company’s stock on the grant date in accordance with FASB ASC Topic 718. The value of any dividends paid by the Company is assumed to be included in the grant date fair value of each award.

(c)
All Other Compensation for each named executive officer represents the Company’s matching contribution to the Company’s 401(k) plan.

Grants of Plan-Based Awards
The following table sets forth grants of plan-based awards to the Company’s named executive officers for the fiscal year ended December 31, 2022.
Name	Grant Date	Estimated future payouts under non-equity incentive plan awards			All Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(b)	Vesting Date
		Threshold ($)	Target ($)	Maximum ($)
Robert S. Silberman, Executive Chairman	2/24/22				57,542(a)	2,880,000	2/24/26
	—	487,500	975,000	1,462,500
Karl McDonnell, Chief Executive Officer & Director	2/24/22				67,133(a)	3,360,000	2/24/26
	—	583,238	1,166,475	1,749,713
Daniel W. Jackson, Executive Vice President & Chief Financial Officer	2/24/22				38,362(a)	1,920,000	2/24/26
	—	278,500	557,000	835,500
Lizette B. Herraiz Senior Vice President & General Counsel	2/24/22				19,181(a)	960,000	2/24/26
	—	177,000	354,000	531,000
Christa E. Hokenson Senior Vice President & Chief Human Resources Officer	2/24/22				19,181(a)	960,000	2/24/26
	—	169,500	339,000	508,500

(a)
These awards of restricted stock vest 100% on February 24, 2026, subject to satisfaction of certain performance criteria as discussed above in the “Equity-based Compensation” section. The closing price of the Company’s common stock was $50.05 on the grant date of these awards.

(b)
The amounts shown in this column reflect the grant date fair value determined based on the closing price of the Company’s stock on the grant date in accordance with FASB ASC Topic 718. The value of any dividends paid by the Company is assumed to be included in the grant date fair value of each award.

Outstanding Equity Awards at Fiscal Year-End
The following table sets forth outstanding stock awards of the Company’s named executive officers as of December 31, 2022. There were no outstanding option awards held by the Company’s named executive officers as of December 31, 2022.
Name	Restricted Stock/ Restricted Stock Unit Award Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares of Stock at 12/31/22 That Have Not Vested ($)(e)	Restricted Stock Vesting Date
Robert S. Silberman, Executive Chairman	2/27/19	39,352 (a)	3,082,000	2/27/23
	2/27/20	20,518(b)	1,607,000	2/27/24
	2/25/21	55,267 (c)	4,329,000	2/25/25
	2/24/22	57,542(d)	4,507,000	2/24/26
Karl McDonnell, Chief Executive Officer & Director	2/27/19	39,352 (a)	3,082,000	2/27/23
	2/27/20	20,518(b)	1,607,000	2/27/24
	2/25/21	55,267 (c)	4,329,000	2/25/25
	2/24/22	67,133(d)	5,258,000	2/24/26
Daniel W. Jackson, Executive Vice President & Chief Financial Officer	2/27/19	7,871 (a)	616,000	2/27/23
	2/27/20	6,840(b)	536,000	2/27/24
	2/25/21	11,054 (c)	866,000	2/25/25
	2/24/22	38,362(d)	3,005,000	2/24/26
Lizette B. Herraiz, Senior Vice President & General Counsel	2/27/19	1,968 (a)	154,000	2/27/23
	2/27/20	2,736(b)	214,000	2/27/24
	2/25/21	5,527 (c)	433,000	2/25/25
	2/24/22	19,181(d)	1,502,000	2/24/26
Christa E. Hokenson, Senior Vice President & Chief Human Resources Officer	2/27/19	1,575 (a)	123,000	2/27/23
	2/27/20	3,420(b)	268,000	2/27/24
	2/25/21	5,527 (c)	433,000	2/25/25
	2/24/22	19,181(d)	1,502,000	2/24/26

(a)
These awards of restricted stock vested 100% on February 27, 2023, upon the satisfaction of certain performance criteria. The Company’s closing price of common stock was $127.06 on the grant date of these awards.

(b)
These awards of restricted stock vest 100% on February 27, 2024, subject to the satisfaction of certain performance criteria. The Company’s closing price of common stock was $146.22 on the grant date of these awards.

(c)
These awards of restricted stock vest 100% on February 25, 2025, subject to the satisfaction of certain performance criteria. The Company’s closing price of common stock was $90.47 on the grant date of these awards.

(d)
These awards of restricted stock vest 100% on February 24, 2026, subject to the satisfaction of certain performance criteria. The Company’s closing price of common stock was $50.05 on the grant date of these awards.

(e)
Reflects the market value of unvested awards of restricted stock based on the Company’s closing stock price of $78.32 on December 30, 2022.

Options Exercised and Restricted Stock Vested
The following table sets forth the shares of restricted stock that vested during the fiscal year ended December 31, 2022 for each of the named executive officers and the value realized upon the vesting of such shares. None of the named executive officers exercised options during the fiscal year ended December 31, 2022.
Name	Number of Shares Acquired On Vesting (#)	Realized Value On Vesting ($)
Robert S. Silberman, Executive Chairman	32,971	1,786,039

Karl McDonnell, Chief Executive Officer & Director	32,971	1,786,039

Daniel W. Jackson, Executive Vice President & Chief Financial Officer	10,990	595,328

Lizette B. Herraiz, Senior Vice President & General Counsel	10,990	595,328

Christa E. Hokenson Senior Vice President & Chief Human Resources Officer	4,243	304,775

Potential Payments upon Termination or Change in Control
In 2022, Mr. Silberman and Mr. McDonnell were the only named executive officers with employment contracts, and both agreements provide for a double-trigger change of control termination clause. In the event that Mr. Silberman is terminated by the Company without cause, he is entitled to receive a lump sum payment of three years’ salary, which would currently total approximately $2.3 million, and all restricted stock awards previously granted to him shall immediately vest. (Cause is defined in the contract as (i) the willful and continued failure to perform required duties not cured within thirty days of receiving written notice from the Company detailing such failure, (ii) engaging in willful misconduct which is materially injurious to the Company, (iii) a conviction or no-contest plea with respect to any felony, or (iv) a material breach of the employment agreement not cured within thirty days of receiving written notice from the Company of such breach.) If Mr. Silberman is terminated without cause within six months of a change of control, or there is a material reduction in his authority, function, duties, or responsibilities which causes his resignation within six months of a change of control, Mr. Silberman is entitled to receive a lump sum payment of three times his annual base salary plus three times his latest previous annual non-equity incentive compensation award actually paid. (A change of control is defined in the contract as the acquisition of more than 50% of the voting stock of the Company or the acquisition of combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, completion of a merger or other business combination resulting in a change in control of more than 50% of the voting stock of the Company, election of a substantially different Board of Directors or approval by stockholders of a complete liquidation or dissolution of the Company.) Consistent with the agreement with Mr. Silberman in effect since 2001, Mr. Silberman is entitled to three years of medical benefits following a termination without cause (estimated cost of $45,000). Mr. Silberman is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. Silberman from competing with the Company for six years after his termination of employment and requiring Mr. Silberman to keep the Company’s proprietary information confidential.
In the event that Mr. McDonnell is terminated by the Company without cause, he is entitled to receive a lump sum payment of three years’ salary (which would currently total approximately $2.8 million), up to three years’ medical benefits, and all restricted stock awards shall immediately vest. (Cause is defined in the same manner as in Mr. Silberman’s employment agreement.) If Mr. McDonnell is terminated without cause within six months of a change in control, or there is a material reduction in his authority, function, duties, or responsibilities which causes his resignation within six months of a change in control, Mr. McDonnell is entitled to the same payments and benefits as in any other termination without cause, plus three times his latest previous annual non-equity incentive compensation award actually paid. (A change in control is defined in the same manner as in Mr. Silberman’s employment agreement.) Mr. McDonnell is not entitled to a gross-up payment for any excise taxes which may be imposed on termination payments. The agreement also contains covenants restricting Mr. McDonnell from competing with the Company for six years after his termination of employment and requiring Mr. McDonnell to keep the Company’s proprietary information confidential.
All stock options and restricted stock awards made in 2013 and thereafter contain a double-trigger change in control vesting clause. That is, the options and awards vest in connection with a change in control only if such change in control results in (1) termination of employment by the Company without cause within six months of the effective date of the change in control; or (2) the occurrence of a material reduction in the officers’ authority, functions, duties, or responsibilities which causes the executives’ resignation from the Company within six months of the effective date of the change in control.
The value attributable to the accelerated vesting of stock-based awards resulting from a termination in connection with a change in control is set forth below, assuming the change of control occurred on December 31, 2022, when the closing price of the Company’s common stock was $78.32.
Name	Value Realized Upon Vesting Due to Change in Control with Termination ($)
Robert S. Silberman	13,525,000
Karl McDonnell	14,276,000
Daniel W. Jackson	5,023,000
Lizette B. Herraiz	2,303,000
Christa E. Hokenson	2,326,000

Securities Authorized for Issuance Under Equity Compensation Plans
Set forth in the table below is information pertaining to securities authorized for issuance under the Company’s equity compensation plans as of December 31, 2022. There are options and restricted stock units but no warrants existing under these plans.
Equity Compensation Plan Information
as of December 31, 2022(1)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)(2)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans previously approved by security holders
2018 Equity Compensation Plan which replaced the 2015 Equity Compensation Plan	—	$—	925,063
Equity compensation plans not previously approved by security holders(3)
Capella Education Company 2014 Equity Incentive Plan	20,787	$66.40
Capella Education Company 2005 Stock Incentive Plan	2,512	$60.47	—
Total	23,299	$65.76	925,063

(1)
In 2022, the Company sought and received shareholder approval to amend the Strategic Education, Inc. 2018 Equity Compensation Plan, the result of which was to make available shares for issuance thereunder that were previously available for issuance under the Capella Education Company 2014 Equity Incentive Plan.

(2)
The weighted average exercise price does not reflect shares that will be issued upon the vesting of outstanding restricted stock units.

(3)
In connection with the merger of the Company with Capella Education Company on August 1, 2018 (the “Merger”), the Capella Education Company 2014 Equity Incentive Plan and the Capella Education Company 2005 Stock Incentive Plan (collectively, the “Equity Plans”) were assumed by the Company.

COMPENSATION COMMITTEE REPORT
The Company has established a standing Compensation Committee. The Compensation Committee is composed of Ms. Brogley (Chair) and Mr. Johnson and Dr. McRobbie. Prior to April 27, 2022, the Committee consisted of Ms. Brogley and Messrs. Johnson and Waite.
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section with management and, based on the review and discussion, the Committee recommended to the Board to include this information in the Company’s Annual Report on Form 10-K and proxy statement.
Compensation Committee:
Rita D. Brogley, Chair
Jerry Johnson
Dr. Michael A. McRobbie
AUDIT COMMITTEE REPORT
The Audit Committee of the Strategic Education, Inc. (the “Company”) Board of Directors is composed of three directors, Messrs. Waite (Chair), Grusky, and Slocum, all of whom are independent, as independence is defined under the Nasdaq Listing Standards and Rule 10A-3(b)(1) of the 1934 Act. Mr. Fick served on the Audit Committee prior to his retirement from the Board in September 2022. Mr. Grusky’s service on the Audit Committee began in July 2022. The Audit Committee operates under a written charter first adopted in 2001, which is currently reviewed annually, and which has periodically been revised by the Committee to reflect regulatory developments.
The function of the Audit Committee is oversight. The management of the Company is responsible for the preparation, presentation and integrity of the Company’s financial statements. Management is responsible for maintaining appropriate accounting and financial reporting policies and internal controls and procedures that provide for compliance with accounting standards and applicable laws and regulations.
The independent auditors are responsible for planning and carrying out a proper audit of the Company’s annual financial statements, reviews of the Company’s quarterly financial statements prior to the filing of each quarterly report on Form 10-Q, and other procedures.
In connection with this responsibility, during 2022 the Audit Committee met and held discussions with management four times together with the independent registered public accounting firm. The Audit Committee reviewed and discussed the audited financial statements with management. At least quarterly, as a matter of practice, the Audit Committee, in addition to the agenda with all present, meets separately with management, internal audit, and PricewaterhouseCoopers LLP, and in executive session of itself. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee reviewed and discussed the consolidated financial statements with management and, independently with PricewaterhouseCoopers LLP. The Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
During the year 2022, management conducted the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in accordance with the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee was kept apprised of the progress of the evaluation and provided oversight during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and PricewaterhouseCoopers LLP at each regularly scheduled Audit Committee meeting. At the conclusion of the process, management provided the Audit Committee with a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also reviewed the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022 filed with the SEC, as well as PricewaterhouseCoopers LLP’s Report of Independent Registered Public Accounting Firm (included in the Company’s Annual Report on Form 10-K). This report of PricewaterhouseCoopers LLP related to its audit of (i) the consolidated financial statements and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting.
The Audit Committee has received from PricewaterhouseCoopers LLP the written disclosures and the letter required by the applicable standards of the Public Company Accounting Oversight Board regarding communications with the Audit Committee concerning the independence of PricewaterhouseCoopers LLP and has discussed with PricewaterhouseCoopers LLP its independence. PricewaterhouseCoopers LLP advised the Committee that there were no disagreements with management regarding the preparation of the Company’s financial statements or the conduct of the annual audit.
Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the year 2022 be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC, and that PricewaterhouseCoopers LLP be retained as the Company’s independent registered public accounting firm for the fiscal year 2023.
Audit Committee:
G. Thomas Waite, III, Chair
Robert Grusky
William J. Slocum
Certain Transactions with Related Parties
The Company had no transactions with related parties during the fiscal year ended December 31, 2022 that would need to be disclosed pursuant to Item 404 of Regulation S-K. The Company prohibits conflict of interest activities, which includes within that definition related party transactions, by any director or officer, or persons related thereto, unless specifically approved in advance and in writing by the General Counsel, CEO, and Audit Committee of the Board of Directors after full disclosure of all aspects of the activity. A conflict of interest is defined generally to include situations where a person (i) has a private interest that materially conflicts or interferes with the interests of the Company, (ii) has a material personal interest that will impair the person’s ability to perform his or her work objectively and effectively, or (iii) derives a material personal benefit as a result of the person performing services for the Company. Among the other circumstances that may be considered conflicts of interest, any engagement in a personal business transaction involving the Company for profit or gain will be considered a conflict of interest requiring advance approval under the Code of Business Conduct. The Company’s policy prohibiting conflict of interest activities is further described in the Code of Business Conduct.
CEO Pay Ratio
As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our median employee and the annual total compensation of Mr. Karl McDonnell, our Chief Executive Officer (our “CEO”).
For 2022, our last completed fiscal year:
•
the annual total compensation of our median employee (other than our CEO) was $59,622 including the estimated value of such employee’s health and welfare benefits; and

•
the annual total compensation of our CEO was $5,486,086, including the estimated value of his health and welfare benefits.

Based on this information, for 2022 the ratio of the annual total compensation of Mr. McDonnell, our CEO, to the annual total compensation of our median employee was 92 to 1, which was determined as follows:
1.
We determined that, as of December 31, 2022, our employee population consisted of approximately 6,428 individuals, with 4,562 located in the United States and 1,866 located in other countries. This population consisted of our full-time faculty, full-time non-faculty staff, part-time and adjunct faculty at Capella University, casual staff (employees who are not guaranteed work, and there is no expectation that there will be work at any given time) at ANZ active during 2022, and Federal

Work Study employees at Capella University. For the employees located outside of the United States, compensation was converted to USD$ based on the average exchange rate for 2022.
a.
We did not include adjunct (and there are no part-time) faculty at Strayer University, because no such adjunct faculty were employed with us on December 31, 2022. Adjunct faculty at Strayer University provide services for a limited period of time during academic quarters, and no adjunct faculty were under contract on December 31, 2022.

2.
To identify the “median employee” from our employee population, we compared the total compensation of our employees during 2022 as reflected in our payroll records.

a.
In making this determination, we annualized the compensation of approximately 801 employees who were hired in 2022 but did not work for us for the entire fiscal year.

3.
We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. We did not make any cost-of-living adjustments in identifying the “median employee.”

4.
Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2022 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, plus the estimated value of the median employee’s health and welfare benefits ($6,308), resulting in annual total compensation of $59,622.

5.
With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of the “Summary Compensation Table” set forth above, plus the estimated value of the CEO’s health and welfare benefits ($17,281).

Supplemental Ratio.   As noted above, we did not include adjunct faculty at Strayer University in determining our median employee because no such adjunct faculty were employed with us on December 31, 2022. We believe it is appropriate to present a supplemental calculation using the same methodology as above except that it also excludes Capella University adjunct and part-time faculty, Federal Work Study employees, and casual employees at ANZ. Capella University adjunct and part-time faculty, and Federal Work Study employees, provide services for a limited period of time during academic quarters, but contracts are structured such that they were technically employed on December 31, 2022. In addition, casual employees at ANZ are on contract but are not guaranteed work or pay at any given time during the year, and may receive assignments of short duration. Excluding Capella adjunct and part-time faculty, Capella Federal Work Study employees, and casual staff at ANZ, our total employee population was 4,497, and the annual total compensation of our median employee (other than our CEO) was $73,213, including the estimated value of such employee’s health and welfare benefits, resulting in a pay ratio calculation of 75 to 1.

Pay Versus Performance
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, we are providing the following information about the relationship between executive compensation actually paid and the financial performance of the Company.
Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(2)	Average Summary Compensation Table Total for Non-PEO NEOs(3)	Average Compensation Actually Paid to Non-PEO NEOs(4)	Value of Initial Fixed $100 Investment Based On:		Net Income (Loss)(7)	Company- Selected Measure: Revenue(8)
					Total Shareholder Return(5)	Peer Group Total Shareholder Return(5)(6)
2022	$5,468,805	$10,041,112	$2,810,650	$4,730,500	$98.77	$110.75	$46,670,000	$1,073,853,000
2021	$6,197,825	$1,252,419	$2,442,544	$596,087	$70.78	$129.92	$55,087,000	$1,132,123,000
2020	$4,613,413	$(1,795,185)	$2,282,923	$(158,031)	$112.00	$175.60	$86,268,000	$1,004,272,000
2019	$7,417,025	$15,194,481	$2,824,594	$4,636,643(9)	$182.10	$119.99	$81,138,000	$997,137,000
2018	$4,600,125	$8,877,542	$2,270,112	$4,271,918	$128.29	$116.04	$(15,671,000)	$473,740,000

(1)
In 2022, 2021, 2020, 2019, and 2018, the PEO was Karl McDonnell.

(2)
The tables below detail the components and amounts included in the “Compensation Actually Paid to PEO”.

Year	Total from Summary Compensation Table	Stock Awards Value from Summary Compensation Table	Incremental Equity Award Fair Value Adjustment(a)	Total
2022	$5,468,805	$(3,360,000)	$7,932,307	$10,041,112
2021	$6,197,825	$(5,000,000)	$54,594	$1,252,419
2020	$4,613,413	$(3,000,000)	$(3,408,598)	$(1,795,185)
2019	$7,417,025	$(5,000,000)	$12,777,456	$15,194,481
2018	$4,600,125	$(3,000,000)	$7,277,417	$8,877,542

(a)
Reflects an adjustment to the grant date fair value of equity-based awards as calculated in accordance with Item 402(v)(2)(iii)(C)(1) and consistent with the fair value methodology reflected in our financial statements for share-based payments.

The amounts deducted or added in calculating the equity award adjustments for the “Compensation Actually Paid to PEO” are as follows.
Year	Year end fair value of equity awards granted during the year	Year over year change in fair value of outstanding and unvested equity awards	Year over year change in fair value of equity awards granted in prior years that vested in the year	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	Total equity award adjustments
2022	$5,257,857	$2,358,006	$(121,004)	$437,448	$7,932,307
2021	$3,196,643	$(3,480,609)	$(16,900)	$355,460	$54,594
2020	$1,955,981	$(5,765,290)	$133,807	$266,904	$(3,408,598)
2019	$6,253,033	$4,130,083	$2,100,564	$293,776	$12,777,456
2018	$3,739,571	$2,353,174	$975,487	$209,185	$7,277,417

(3)
In 2022 and 2021, the Non-PEO NEOs were Robert S. Silberman, Daniel W. Jackson, Lizette B. Herraiz, and Christa E. Hokenson. In 2020, the Non-PEO NEOs were Robert S. Silberman, Daniel W. Jackson, Lizette B. Herraiz, and Andrew E. Watt. In 2019, the Non-PEO NEOs were Robert S. Silberman, Daniel W. Jackson, Lizette B. Herraiz, Andrew E. Watt, and J. Kevin Gilligan. In 2018 the Non-PEO NEOs were Robert S. Silberman, Daniel W. Jackson, Lizette B. Herraiz, and J. Kevin Gilligan.

(4)
The tables below detail the components and amounts included in the “Average Compensation Actually Paid to Non-PEO NEOs”.

Year	Total from Summary Compensation Table	Stock Awards Value from Summary Compensation Table	Incremental Equity Award Fair Value Adjustment(a)	Total
2022	$2,810,650	$(1,680,000)	$3,599,850	$4,730,500
2021	$2,442,544	$(1,750,000)	$(96,457)	$596,087
2020	$2,282,923	$(1,350,000)	$(1,090,954)	$(158,031)
2019	$2,824,594	$(1,450,000)	$3,262,049	$4,636,643
2018	$2,270,112	$(1,250,000)	$3,251,806	$4,271,918

(a)
Reflects an adjustment to the grant date fair value of equity-based awards as calculated in accordance with Item 402(v)(2)(iii)(C)(1) and consistent with the fair value methodology reflected in our financial statements for share-based payments.

The amounts deducted or added in calculating the equity award adjustments for the “Average Compensation Actually Paid to Non-PEO NEOs” are as follows.
Year	Year end fair value of equity awards granted during the year	Year over year change in fair value of outstanding and unvested equity awards	Year over year change in fair value of equity awards granted in prior years that vested in the year	Value of dividends or other earnings paid on stock or option awards not otherwise reflected in fair value or total compensation	Total equity award adjustments
2022	$2,628,928	$827,674	$(35,578)	$178,826	$3,599,850
2021	$1,118,843	$(1,344,711)	$(3,098)	$132,509	$(96,457)
2020	$880,230	$(2,078,089)	$7,763	$99,142	$(1,090,954)
2019	$1,813,430	$902,466	$365,773	$180,380	$3,262,049
2018	$1,558,136	$1,564,877	$462	$128,331	$3,251,806

(5)
This column reflects cumulative Total Shareholder Return (“TSR”) for the trailing one- to five- year period from 2018 to 2022, as calculated in accordance with Item 402(v)(2)(iv) of Regulation S-K. Accordingly, TSR for 2018 reflects a one-year return, TSR for 2019 reflects a two-year cumulative return, etc. TSR for 2022 reflects a five-year cumulative return.

(6)
The Peer Group used in calculating these amounts is composed of 2U, Inc., Adtalem Global Education, Inc., Bright Horizons Family Solutions Inc., Chegg, Inc., Graham Holdings Company, Grand Canyon Education, Inc., Stride, Inc. (formerly K12, Inc.), Laureate Education, Inc., Pearson PLC, and Perdoceo Education Corporation. The same peer group was used to create the Peer Group Performance Graph in Item 5 of the Company’s 2022 Annual Report on Form 10-K, in accordance with Item 201(e) of Regulation S-K.

(7)
Amounts in this column are rounded to the nearest thousand.

(8)
The revenue figures used to evaluate the achievement of non-equity compensation targets are based on adjusted results, which exclude purchase accounting adjustments to record acquired contract liabilities at fair value as a result of the Company’s acquisition of ANZ in 2020 and the Company’s merger with Capella Education Company in 2018. For 2018, the revenue amount was further adjusted to exclude all post-merger revenue related to Capella Education Company. For 2020, the revenue amount was further adjusted to exclude all post-acquisition revenue related to ANZ, as described in Annex 1. For 2021 and 2022, the revenue amount was further adjusted using a constant exchange rate of 0.74 and 0.72 Australian Dollars to U.S. Dollars, respectively. Amounts in this column are rounded to the nearest thousand.

(9)
This amount includes severance payments to Mr. Gilligan in connection with his resignation as an executive per his separation agreement. These payments were described in detail in our proxy statement filed with the Securities and Exchange Commission on March 16, 2020.

Performance Measures
As discussed above in “2022 Compensation Decisions,” in 2022, the Board of Directors set both quantitative financial objectives and strategic objectives for the Company. These Financial Performance Measures and Strategic Performance Measures, which the Compensation Committee and the Board use to link compensation of our named executive officers to company performance, are listed in the table below. In 2022, for purposes of the comparisons required by Item 402(v) of Regulation S-K, we have selected Revenue as the “Company-Selected Measure.”
Financial Performance Measures
Revenue
Operating Income (EBIT)
Diluted Earnings Per Share
Strategic Performance Measures
Reduce average Title IV funding per student
Reduce the Company’s enterprise real estate footprint
Maintain compliance with all regulatory, legal, and ethical business standards
Reallocate excess capital into the business or back to our stockholders
Comparison of Compensation Actually Paid To Revenue
Between December 31, 2018 and December 31, 2019, Compensation Actually Paid to the PEO, Average Compensation Paid to Non-PEO NEOs, and Revenue all increased. Between December 31, 2019 and December 31, 2020, Revenue increased while both Compensation Actually Paid to the PEO and Average Compensation Paid to Non-PEO NEOs decreased. Between December 31, 2020 and December 31, 2021, all three figures increased. Between December 31, 2021 and December 31, 2022, revenue declined, while the compensation measures increased.
Comparison of Compensation Actually Paid To Net Income
Between December 31, 2018 and December 31, 2019, Compensation Actually Paid to the PEO, Average Compensation Paid to Non-PEO NEOs, and Net Income all increased. Between December 31, 2019 and December 31, 2020, Net Income increased while both Compensation Actually Paid to the PEO and Average Compensation Paid to Non-PEO NEOs decreased. Between December 31, 2020 and December 31, 2021, Net Income decreased and the two compensation measures increased. Between December 31, 2021 and December 31, 2022, Net Income declined, while the compensation measures increased.

Comparison of Compensation Actually Paid To SEI TSR
Between December 31, 2018 and December 31, 2019, Compensation Actually Paid to the PEO, Average Compensation Paid to Non-PEO NEOs, and TSR all increased. Between December 31, 2019 and December 31, 2020, TSR and both Compensation Actually Paid to the PEO and Average Compensation Paid to Non-PEO NEOs decreased. Between December 31, 2020 and December 31, 2021, the TSR decreased and the two compensation measures increased. Between December 31, 2021 and December 31, 2022, all three numbers increased.
Comparison of Company TSR to Peer Group TSR
In 2018, the Company’s TSR and the Peer Group TSR increased, with the Company’s TSR growing more than the Peer Group TSR. In 2019, the Company’s TSR and the Peer Group TSR increased, with the Company’s TSR growing more than the Peer Group TSR. In 2020, the Company’s TSR decreased, while the Peer Group TSR increased. In 2021, both the Company’s TSR and the Peer Group TSR decreased. In 2022, the Company’s TSR increased and the Peer Group TSR decreased.

PROPOSAL 2
Ratification of Appointment of Independent Registered Public Accounting Firm
The Audit Committee and the Board of Directors have appointed PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. PricewaterhouseCoopers LLP and its predecessors have acted as the Company’s independent registered public accounting firm since 1993, and the current PricewaterhouseCoopers LLP lead auditor for the Company was appointed effective in the first quarter of 2023. Representatives of PricewaterhouseCoopers LLP are expected to attend the virtual Annual Meeting and will have an opportunity to make a statement if they desire. Although stockholder ratification of the appointment of auditors is not required as a technical matter, the appointment of PricewaterhouseCoopers LLP is being submitted for ratification as a matter of good corporate practice in order that the Audit Committee may take into consideration the views of stockholders on this matter. The ratification of the appointment of PricewaterhouseCoopers LLP requires the approval of a majority of the votes cast at the Annual Meeting.
The Board of Directors recommends a vote for the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.
Principal Accounting Fees and Services
Set forth below are the services rendered and related fees billed by PricewaterhouseCoopers LLP for 2021 and 2022:
	2021	2022
Audit fees(1)	$2,668,500	$2,498,500
Audit-related fees	—	—
Tax fees(2)	275,000	182,000
All other fees(3)	900	4,250
Total fees	$2,944,400	$2,684,750

(1)
Audit fees include fees for the annual audit of the consolidated financial statements, quarterly reviews of our interim financial statements, SEC registration statements, and other filings.

(2)
Tax fees relate to professional services for tax compliance, advice, and planning services.

(3)
All other fees consisted of non-audit and accounting research services.

It is the Audit Committee’s policy to pre-approve all audit and non-audit related services provided by the Company’s independent registered public accounting firm. All of the services described above were pre-approved by the Company’s Audit Committee.

PROPOSAL 3
Advisory Vote on the Compensation of the Named Executive Officers
This proposal, commonly known as a “Say on Pay” proposal, allows our stockholders to express their opinions regarding the decisions of the Compensation Committee on the prior year’s annual compensation to the named executive officers. Stockholders vote, on an advisory basis, to approve, reject or abstain from the compensation of our named executive officers. This vote does not address any specific item of compensation, but rather the overall compensation of our named executive officers and our compensation philosophy, policies and practices, as disclosed in this proxy statement.
As discussed in the Compensation Discussion and Analysis section of this proxy statement, the objectives of our compensation program are, among other things:
•
To ensure compliance with applicable regulatory, legal and ethical business standards,

•
To encourage officers and directors to think like owners and align their interests accordingly,

•
To attract and retain highly qualified and productive individuals,

•
To reward superior contribution to the long-term performance of the Company.

Your advisory vote will serve as an additional tool to guide the Board of Directors and the Compensation Committee in continuing to align the Company’s executive compensation with the best interests of the Company and its stockholders.
The affirmative vote of a majority of votes cast at the Annual Meeting is required for approval of this proposal. This proposal will be presented at the Annual Meeting as a resolution in substantially the following form:
RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.
Although the final vote is advisory in nature and therefore is not binding on us, does not affect past executive compensation, and creates no additional fiduciary obligations, the Board and Compensation Committee intend to consider carefully the voting results of this proposal when making future compensation decisions for our named executive officers.
The Board of Directors believes that our compensation program achieves our objectives outlined above, and therefore recommends a vote “for” this proposal.

PROPOSAL 4
Advisory Vote on the Frequency of Stockholder Votes on Executive Compensation
Our stockholders have an opportunity to cast an advisory vote on the frequency with which we conduct an advisory stockholder vote on our executive compensation. This proposal, commonly known as a “Say When on Pay” proposal, allows stockholders to indicate their preference as to whether we seek an advisory vote on executive compensation every one, two, or three years.
Our stockholders last voted on a similar proposal in 2017, with the majority voting to hold the advisory vote on executive compensation every year. The Board continues to believe that it is preferable to conduct an advisory vote on executive compensation every year for several reasons. First, we think that our owners should have a say in how our executives are paid. Second, as explained in the section entitled “Compensation Discussion and Analysis”, we encourage directors and officers to think like stockholders and focus on the long-term value of the Corporation. Finally, we believe that stockholders should have a means of expressing their views on executive compensation other than the annual vote on the election of directors. Of course, please contact us whenever you have something, anything, on your mind about the Company and not just when we hold a vote on a particular matter. Stockholders wanting to express their views to the Board should feel free to use the process put in place to assist such communications described under the caption “Governance Focus.”
You may cast your vote on your preferred voting frequency by selecting the option of holding an advisory vote on executive compensation every year, as recommended by the board of directors, every two (2) years, or every three (3) years, or you may abstain.
Your vote is not intended to approve or disapprove the recommendation of the Board of Directors. The choice receiving the greatest number of votes — every year, every two (2) years or every three (3) years — will be the frequency that stockholders will be deemed to have approved.
Although the final vote is advisory and therefore not binding, we will carefully consider the voting results of this proposal. Your Board and Compensation Committee value the opinions of all of our stockholders and, unless there are overriding considerations which we will explain, we will abide by the outcome of this vote when making future decisions on the frequency with which we hold an advisory vote on executive compensation.
The Board of Directors recommends that an advisory vote to approve the compensation of our named executive officers be held every year.
Stockholder Proposals and Nominations
All stockholder proposals intended to be considered for inclusion in the Company’s proxy materials for the 2024 Annual Meeting of Stockholders must be received by the Company no later than November 14, 2023 and must comply with all applicable SEC and other rules.
Under the Company’s Bylaws, if a stockholder wishes to present an item of proper business at the 2024 Annual Meeting of Stockholders (other than a proposal submitted for inclusion in the Company’s proxy statement pursuant to SEC rules), the stockholder must give advance written notice to the Company’s Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, not less than 90 days nor more than 120 days before the first anniversary of the date of this proxy statement. As a result, any notice given by a stockholder pursuant to these provisions in our Bylaws must be received no earlier than November 14, 2023 and no later than December 15, 2023. Such notice must include all of the information required by the Company’s Bylaws.
Stockholders who intend to include director nominees in the Company’s proxy card for the 2024 Annual Meeting of Stockholders must provide written notice to the Company’s Secretary at 2303 Dulles Station Blvd., Herndon, Virginia 20171, between November 14, 2023 and December 14, 2023 with all the names of the nominees for whom such stockholder intends to solicit proxies. The notice must also meet all the requirements set forth in Rule 14a-19(b) under the 1934 Act.

Internet Availability of Annual Meeting Materials
Under SEC rules, the Company has elected to make proxy materials for the Annual Meeting available to stockholders over the Internet rather than mailing paper copies of those materials to each stockholder. On or about March 13, 2023, we mailed a notice of internet availability of proxy materials directing stockholders to a website where they can access the proxy statement and annual report and view instructions on how to vote their shares via the Internet or by phone. If you received the notice only and would like to receive a paper copy of the proxy materials, please follow the instructions printed on the notice to request that a paper copy be mailed to you.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
This year, a number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker.
You may also request an additional proxy statement and annual report by sending a written request to:
Strategic Education, Inc.
Attn: Lizette B. Herraiz
General Counsel & Secretary
2303 Dulles Station Boulevard
Herndon, Virginia 20171
(703) 561-1600
Stockholders who currently receive multiple copies of the proxy statement at their addresses and would like to request “householding” of their communications should contact their brokers.
Other Matters
The Company knows of no other matters to be presented for action at the Annual Meeting other than those mentioned above. However, if any other matters should properly come before the meeting, it is intended that the persons named in the accompanying proxy card will vote on such matters in accordance with their best judgment.

ANNEX 1
Reconciliation of Reported to Adjusted Results for the year ended December 31, 2020
(in thousands, except per share data)
	As Reported (GAAP)	Contract Liability Adjustment(1)	Amortization of intangible assets(2)	Merger and integration costs(3)	Restructuring costs(4)	Income from other investments(5)	Tax adjustments(6)	As Adjusted (Non-GAAP)
Revenues	$1,027,653	$11,296	$—	$—	$—	$—	$—	$1,038,949
Total costs and expenses	$918,269	$—	$(64,225)	$(13,770)	$(12,382)	$—	$—	$827,892
Income from operations	$109,384	$11,296	$64,225	$13,770	$12,382	$—	$—	$211,057
Operating margin	10.6%	20.3%
Income before income taxes	$113,957	$11,296	$64,225	$13,770	$12,382	$(2,094)	$—	$213,536
Net income	$86,268	$11,296	$64,225	$13,770	$12,382	$(2,094)	$(33,141)	$152,706
Diluted earnings per share	$3.77							$6.68
Weighted average diluted shares outstanding	22,860							22,860

(1)
Reflects a purchase accounting adjustment to record acquired contract liabilities at fair value as a result of the Company’s acquisition of ANZ.

(2)
Reflects amortization and depreciation expense of intangible assets and software assets acquired through the Company’s merger with Capella Education Company and its acquisition of ANZ.

(3)
Reflects transaction and integration expenses associated with the Company’s merger with Capella Education Company and its acquisition of ANZ.

(4)
Reflects severance and other costs associated with the Company’s restructuring.

(5)
Reflects income recognized from the Company’s investments in partnership interests and other investments.

(6)
Reflects tax impacts of the adjustments described above and discrete tax adjustments related to stock-based compensation and other adjustments, utilizing an adjusted effective tax rate of 28.5% for the year ended December 31, 2020.

A-1

Reconciliation of Adjusted to Modified Results for the year ended December 31, 2020
(in thousands, except per share data)
	As Adjusted (Non-GAAP)	ANZ segment revenue(1)	Contract liability adjustment(2)	ANZ segment costs and expenses(3)	Income from other investments(4)	Tax adjustments(5)	Common stock offering(6)	Modified (Non-GAAP)
Revenues	$1,038,949	$(23,381)	$(11,296)	$—	$—	$—	$—	$1,004,272
Total costs and expenses	$827,892	$—	$—	$(36,143)	$—	$—	$—	$791,749
Income from operations	$211,057	$(23,381)	$(11,296)	$36,143	—	—	—	$212,523
Operating margin	20.3%	21.2%
Income before income taxes	$213,536	$(23,381)	$(11,296)	$36,143	$(36)	$—	$—	$214,966
Net income	$152,706	$(23,381)	$(11,296)	$36,143	$(36)	$639	$—	$154,775
Diluted earnings per share	$6.68							$7.03
Weighted average diluted shares outstanding	22,860						(852)	22,008

In order to evaluate non-equity incentive compensation, the Compensation Committee established specific goals at the beginning of 2020 which did not contemplate completion of the acquisition of ANZ. Accordingly, the Company is providing the tables above to present a reconciliation of reported GAAP results to adjusted results, which exclude certain expenses and accounting adjustments relating to the Company’s acquisition of ANZ, severance and other costs associated with a restructuring, income recognized from certain investments, and certain tax adjustments, and modified adjusted results, which further exclude the impact of the acquisition of ANZ on November 3, 2020, which the Compensation Committee used to evaluate management’s performance excluding the effects of the ANZ acquisition. The measures used to evaluate non-equity compensation include Revenue, Income from Operations, and Earnings per Share. These measures, which are considered “non-GAAP financial measures” under SEC rules, are defined by us to exclude the following:
(1)
Reflects revenue recognized in the ANZ segment.

(2)
Reflects a purchase accounting adjustment to record acquired contract liabilities at fair value as a result of the Company’s acquisition of ANZ.

(3)
Reflects costs and expenses recognized in the ANZ segment.

(4)
Reflects investment income recognized in the ANZ segment.

(5)
Reflects tax impacts of the adjustments described above and the tax impact of the consolidated operations of ANZ, resulting in a modified adjusted effective tax rate of 28.0% for the year ended December 31, 2020.

Reflects weighted average number of shares of common stock issued in August 2020 to fund, in part, the cost of the ANZ acquisition.

A-2

STRATEGIC EDUCATION, INC.REVOCABLE PROXYANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 26, 2023THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSThe stockholder(s) hereby appoint(s) Robert S. Silberman, Lizette B. Herraiz, and Daniel W. Jackson or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of Strategic Education, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 8:00 AM (ET) on April 26, 2023 and any adjournment or postponement thereof. The Annual Meeting of Stockholders will be held virtually. In order to attend the meeting, you must register at http://www.viewproxy.com/StrategicEducation/2023/htype.asp by 11:59 PM ET on April 22, 2023. On the day of the Annual Meeting of Stockholders, if you have properly registered, you may enter the meeting by clicking on the link provided and entering the password you received via email in your registration confirmations. Further instructions on how to attend and vote at the Annual Meeting of Stockholders are contained in the Proxy Statement in the sections titled “Voting Information - Attending the Annual Meeting Virtually” and “Voting Information - Voting at the Annual Meeting Virtually”.PLEASE MARK, SIGN AND DATE THIS PROXY AND RETURN IT PROMPTLY TO ENSURE A QUORUM AT THE MEETING. IT IS IMPORTANT WHETHER YOU OWN FEW OR MANY SHARES. DELAY IN RETURNING YOUR PROXY MAY SUBJECT THE COMPANY TO ADDITIONAL EXPENSE. PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 26, 2023. Our 2023 Proxy Statement andour 2022 Annual Report to Stockholders are available at:

Please mark your votes like this ☒

1. Election of Directors

	FOR	AGAINST	ABSTAIN
01 Dr. Charlotte F. Beason	☐	☐	☐
02 Rita D. Brogley	☐	☐	☐
03 Dr. John T. Casteen, III	☐	☐	☐
04 Robert R. Grusky	☐	☐	☐
05 Jerry L. Johnson	☐	☐	☐
06 Karl McDonnell	☐	☐	☐
07 Dr. Michael A. McRobbie	☐	☐	☐
08 Robert S. Silberman	☐	☐	☐
09 William J. Slocum	☐	☐	☐
10 Michael J. Thawley	☐	☐	☐
11 G. Thomas Waite, III	☐	☐	☐

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ 1 YEAR ☐ 2 YEARS ☐ 3 YEARS ☐ ABSTAIN

Date ____________________

Signature ____________________

Signature ____________________
(Joint Owners)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

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Please mark your votes like this x THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS, “FOR” PROPOSALS 2 AND 3, AND “1 YEAR” FOR PROPOSAL 4. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES ON PROPOSAL 1, FOR PROPOSALS 2 AND 3, AND “1 YEAR” FOR PROPOSAL 4.1. Election of Directors FORAGAINST ABSTAIN01 Dr. Charlotte F. Beason o o o02 Rita D. Brogley o o o03 Dr. John T. Casteen, III o o o04 Robert R. Grusky o o oFOR AGAINST ABSTAIN05 Jerry L. Johnson o o o06 Karl McDonnell o o o07 Dr. Michael A. McRobbie o o o08 Robert S. Silberman o o oFOR AGAINST ABSTAIN09 William J. Slocum o o o10 Michael J. Thawley o o o11 G. Thomas Waite, III o o o 2. To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023.oFORoAGAINSToABSTAINAddress Change/Comments: (If you notedany Address Changes and/or Commentsabove, please mark box.) oVIRTUAL CONTROL NUMBER Date Signature Signature (Joint Owners)Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.This section must be completed for your vote to be counted. – Date and Sign Below.3. To approve, on an advisory basis, the compensation of the named executive officers.oFORoAGAINSToABSTAIN4. To determine, on an advisory basis, the frequency of stockholder votes on executive compensation.o1 YEARo2 YEARSo3 YEARSoABSTAIN PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. PROXY VOTING INSTRUCTIONSPlease have your 11-digit control number ready when voting by Internet or Telephone Vote Your Proxy on the Internet:Go to www.AALvote.com/STRAHave your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONEVote Your Proxy by Phone:Call 1 (866) 804-9616Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAILVote Your Proxy by Mail:Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.http://www.viewproxy.com/strategiceducation/2023(Continued and to be marked, dated and signed on other side)